     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2002


                                                      REGISTRATION NO. 333-68862
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                PRO ELITE, INC.

            NEW JERSEY                         5190                    22-3161866
   (State or Other Jurisdiction          (Primary Standard          (I.R.S. Employer
of Incorporation or Organization)           Industrial           Identification Number)
                                    Classification Code Number)

                           --------------------------

                                100 DORIGO LANE,
                           SECAUCUS, NEW JERSEY 07094
                                 (201) 601-0400
         (Address and Telephone Number of Principal Executive Offices)

                                 ROBERT POLSKY
                     CEO, PRESIDENT, CHAIRMAN OF THE BOARD
                                100 DORIGO LANE,
                           SECAUCUS, NEW JERSEY 07094
                                 (201) 601-0400
           (Name, Address and Telephone Number for Agent for Service)
                           --------------------------

                                   Copies to:


                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS LLP
                        60 EAST 42ND STREET, 37TH FLOOR
                            NEW YORK, NEW YORK 10165
                            TELEPHONE (212) 661-3535
                            FACSIMILE (212) 972-1677


                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 17, 2002


PROSPECTUS

                                PRO ELITE, INC.
                               13,350,000 SHARES

                               ------------------

    This prospectus covers up to 13,350,000 shares of the common stock, par value $.0001 per share of Pro Elite, Inc., a New Jersey corporation, which may be sold by certain shareholders named in this prospectus.

    The shares of common stock offered by this prospectus may be sold by the selling shareholders from time to time in transactions on the open market or in negotiated transactions, in each case at prices satisfactory to them. Pro Elite will bear all of the expenses of this offering but will receive none of the proceeds from any shares sold.

    LOOK CAREFULLY AT THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

    THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    NEITHER THE SEC NOR ANY OTHER REGULATORY BODY HAS APPROVED THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                            ------------------------


                  The date of this prospectus is       , 2002

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION THAT WE PRESENT MORE FULLY ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY.

OUR BUSINESS


    Pro Elite, Inc. was incorporated in New Jersey in 1992. We are in the business of marketing premium "branded apparel" which in this context means apparel, such as shirts, hats, and sweaters, that have had a sports or corporate logo, name and/or slogan applied by means of embroidering to the apparel. During the fiscal year ended February 28, 2001, approximately 55% of our sales were in the sports logo market, including the NFL, and approximately 45% were in the corporate market. However, during the fiscal year ended February 29, 2000, approximately half of our sales were in the sports logo market and half were in the corporate logo market. We deal only in premium quality apparel and embroidering as opposed to mass merchandised apparel exhibiting printed sports logos and names.



    We engage various contractors for the supply of apparel and then contract with other companies to apply specified embroidered logos, names and/or slogans to the apparel. Once the finished goods are delivered, we then distribute the finished product through a variety of distribution channels. Currently, our only licensing arrangement for the sports logo market is with Collegiate Licensing Company and is non-exclusive.



    We previously had a license agreement with NFL Properties to distribute NFL branded apparel. This license was terminated pursuant to a settlement agreement as of March 31, 2001.


OUR EXECUTIVE OFFICES

    Our executive offices are located at 100 Dorigo Lane, Secaucus, New Jersey 07094. Our telephone number is (201) 601-0400.

THE OFFERING


Description of shares........................  Common stock par value $.0001 per share.

Common stock outstanding before this
  offering...................................  6,703,043 shares

Common stock offered by selling
  securityholders............................  13,350,000 shares

Common stock outstanding after conversion or
  exercise of preferred stock and warrants
  held by selling securityholders............  14,386,377 shares

Proceeds.....................................  Because we are conducting the offering on behalf of selling securityholders, they will
                                               receive all of the proceeds from the sale of
                                               their shares. To the extent that they
                                               exercise their warrants into shares of our
                                               common stock, Pro Elite will receive proceeds
                                               in the amount of the aggregate exercise price
                                               of any warrants exercised. We plan to use
                                               these amounts for general working capital.
                                               Although we will not receive the proceeds
                                               from the sale of shares in this offering, we
                                               will pay all of the expenses of the offering,
                                               including, without limitation, professional
                                               fees and printing expenses.

Risk Factors.................................  An investment in our common stock involves a high degree of risk, and should be considered
                                               only by persons who can afford the loss of
                                               their entire investment. See "Risk Factors."

    We are registering the common stock covered by this prospectus in order to fulfill obligations we have under various agreements with the selling securityholders.


    180,000 of the shares being offered underlie Class A Common Stock Purchase Warrants which were issued to investors in a private offering commencing
January 30, 2001. Each of these warrants entitles the holder to purchase one share of our common stock at a price of $1.25 per share until August 31, 2002. 180,000 of the shares being offered underlie Class B Common Stock Purchase Warrants, which were also issued in the January 30, 2001 private offering. Each Class B warrant entitles the holder to purchase one share of our common stock at $2.50 per share until August 31, 2002.


    20,000 of the shares being offered underlie Class C Common Stock Purchase Warrants which were issued to investors in a private offering commencing
May 31, 2001. Each of these warrants entitles the holder to purchase one share of our common stock at a price of $1.25 per share until May 31, 2002. 20,000 of the shares being offered underlie Class D Common Stock Purchase Warrants, which were also issued in the January 30, 2001 private offering. Each Class D warrant entitles the holder to purchase one share of our common stock at $2.50 per share until May 31, 2002.

    12,000,000 of the shares being offered underlie 1,200,000 shares of our preferred stock, $.0001 par value, which are held by two of our executive officer/directors.

    The remaining 1,450,000 shares being offered are held directly by selling shareholders and were issued in private offerings.


    For the year ended February 28, 2001, we had sales of $1,250,112 and a net loss of $714,644. For the nine months ended November 30, 2001 we had sales of $681,088 and net loss of $313,951.

                       SUMMARY HISTORICAL FINANCIAL DATA


    The following table presents summary historical financial information for the nine months ended November 30, 2001 and 2000 and the fiscal years ended February 28, 2001 and February 29, 2000, and certain balance sheet information. The data was taken from our financial statements appearing elsewhere in this prospectus, and you should read the actual financial statements for a complete presentation of this information.



                                                  FOR THE NINE
                                                  MONTHS ENDED                  FOR THE YEAR ENDED
                                                  NOVEMBER 30,              ---------------------------
                                          ----------------------------      FEBRUARY 28,   FEBRUARY 29,
                                             2001              2000             2001           2000
                                          ----------         ---------      ------------   ------------
OPERATING DATA
Sales...................................  $  681,088         $ 913,514       $1,250,112     $1,668,680
Cost of sales...........................     555,312           586,337          996,826      1,419,516
Operating expenses......................     616,370           676,317          904,448        911,016
Loss from operations....................    (490,594)         (349,140)        (651,162)      (661,852)
Income from litigation settlement.......     621,685 (1)            --               --             --
Interest expense........................     506,796 (1)        47,197           63,482         64,779
Extraordinary gain......................      61,754 (1)            --               --         38,500
Net loss................................  $ (313,951)        $(396,337)      $ (714,644)    $ (688,131)
Basic net loss per common share
  outstanding...........................  $    (0.22)(1)     $    (.70)      $    (1.25)    $    (1.38)(2)
Basic weighted average number of shares
  of common stock outstanding...........   1,420,952           562,337          572,298        497,355

BALANCE SHEET DATA
Current assets..........................     373,799                            642,688        875,684
Total assets............................     442,341                            728,655      1,060,003
Current liabilities.....................     420,586                          1,247,597        619,387
Long-term liabilities...................     547,155                            310,757              0
Stockholders' equity (deficiency).......    (525,400)                          (829,699)       440,616
Working capital (deficit)...............     (46,787)                          (604,909)       256,297


------------------------


(1) Includes $.44 per share applicable to income from litigation settlement, $.04 per share applicable to extraordinary gain and $.32 per share applicable to a $450,000 charge for beneficial conversion rights.



(2) Includes $.08 per share applicable to extraordinary gain.

                                  RISK FACTORS

    You should carefully consider the following risk factors before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.

WE HAVE INCURRED SIGNIFICANT OPERATING LOSSES, HAVE AN ACCUMULATED DEFICIT AND
  MAY ENCOUNTER DIFFICULTY IN MEETING OUR EXISTING DEBT OBLIGATIONS AS THEY BECOME DUE.


    We incurred a loss before extraordinary gain of approximately $376,000 in the nine months ended November 30, 2001, a net loss of $715,000 in the fiscal year ended February 28, 2001 and a loss before extraordinary gain of $727,000 in the fiscal year ended February 29, 2000. We had working capital and stockholders' deficiencies of $47,000 and $525,000, respectively, at November 30, 2001. In addition, we had outstanding notes and other loans payable in the aggregate principal amount of $643,392 at November 30, 2001. Although we are not currently in default on any of our outstanding obligations, our financial condition poses a risk that we may have difficulty meeting our obligations in the future.



OUR AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR VIABILITY AS A GOING CONCERN.



    Pro Elite's independent public accountants have included an explanatory paragraph in their report on our financial statements as of and for the year ended February 28, 2001 which states that our operations have generated recurring losses and we had working capital and stockholders' deficiencies as of February 28, 2001. Such matters raise substantial doubt about our ability to continue as a going concern. See "Financial Statements and Report of Independent Public Accountants" included elsewhere in this prospectus.



WE WILL REQUIRE ADDITIONAL FINANCING IN ORDER TO GROW.



    If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through additional debt or equity financing. There can be no assurance that we will be able to obtain such financing if and when it is needed. As a result, we may be unable to implement or manage our expansion strategy, which may have an adverse effect on our business or future prospects. We believe that our current operations are only sufficient to sustain our business through November 2002.



WE CANNOT BE CERTAIN OF PRO ELITE'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGY.


    As part of our growth strategy, Pro Elite seeks to develop existing merchandise categories and increase distribution. We cannot be certain that these strategies will be successful. Our success depends on various factors, including strength of Pro Elite's brand name, competitive conditions, our ability to manage increased sales and expansion, the availability of desirable locations and the negotiation of terms with retailers.


OUR INDUSTRY IS HIGHLY COMPETITIVE.


    The market for branded apparel is highly competitive. Within each of our geographic markets, we face significant competition from global and regional branded apparel companies, as well as retailers that market apparel under their own labels. These and other competitors pose significant challenges to our potential market share in our major U.S. markets and make it more difficult to make gains in newer markets. Pro Elite also competes with other apparel companies for the production capacity of independent manufacturers that produce our apparel. Many of our competitors are significantly larger and have substantially greater financial, distribution, marketing and other resources and have achieved greater recognition for their brand names for product lines or certain products than Pro Elite.

Increased competition by existing and future competitors could result in reductions in display areas in retail locations, reductions in sales or in prices of our products.


WE HAVE LOST A SIGNIFICANT LICENSING AGREEMENT AND RELATIONSHIP WITH NFL
  PROPERTIES AND MAY BE UNABLE TO OBTAIN LICENSES WHICH WE ARE CURRENTLY
  SEEKING.



    As of March 31, 2001, our license agreement with National Football League Properties (NFLP) expired. As part of a litigation settlement with NFLP, we agreed to liquidate our NFL branded merchandise by June 30, 2001. Sales of apparel embroidered with the NFL logo accounted for more than 50% of our sales during fiscal 2001. The loss of this relationship has caused a significant decline in our sales revenues which we may not be able to offset with new licensing or distribution arrangements. We may be unable to obtain licenses we are currently seeking with the National Basketball Association and the World Wrestling Federation.



WE DEPEND ON INDEPENDENT MANUFACTURERS.


    Our products are produced by various independent manufacturers. Although Pro Elite enters into a number of purchase order commitments each season, we do not have long-term contracts with any manufacturer. None of the manufacturers used by Pro Elite produces our products exclusively.

    Although our internal and vendor operating guidelines promote ethical business practices, and our sourcing personnel periodically visit and monitor the operations of our independent manufacturers, we do not control these vendors or their labor practices. The violation of labor or other laws by an independent manufacturer of Pro Elite, or their divergence from ethical labor practices, could result in adverse publicity for Pro Elite and could cause a decline in our sales revenue.


PRO ELITE DEPENDS ON KEY SUPPLIERS.


    Certain of the specialty fabrics used by Pro Elite and manufactured to our custom specification may be available, in the short-term, from only one or a very limited number of sources. While Pro Elite believes we could identify and qualify additional factories to produce these materials, the unavailability of such manufacturers could limit our ability to have products manufactured and cause a decline in our sales revenue.


PRO ELITE ENGAGES IN ADVANCE PURCHASES OF PRODUCTS.



    To minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery, we place orders for our products with our manufacturers prior to the time we have received all of our customers' orders and maintain an inventory of certain products that we anticipate will be in greater demand. There is no assurance, however, that we will be able to sell the products we have ordered from manufacturers or that we have in our inventory. Customers may cancel orders 45 days prior to the date of the shipment of the products. Inventory levels in excess of customer demand may result in inventory write-downs and the sale of excess inventory at discounted prices, which could cause our gross profit to decline.



PRO ELITE DEPENDS ON THE COLLECTIBILITY OF RECEIVABLES.



    We extend credit to our customers based on an assessment of a customer's financial circumstances, generally without requiring collateral. To assist in the scheduling of production and the shipping of seasonal products, we offer customers discounts for placing pre-season orders and extended payment terms for taking delivery before the peak shipping season. These extended payment terms increase our exposure to the risk of uncollectible receivables. Financial difficulties of customers could inhibit our ability to collect receivables which would cause a negative impact on our profitability and a decline in our cash flow.

WE DEPEND ON PROPRIETARY RIGHTS.


    Pro Elite uses trademarks, some of which are registered, and licenses and distributes trademarked items from third parties. We believe these registered and common law trademarks have significant value and are important to our ability to create and sustain demand for our products. There is no assurance that these trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that we would, in that event, not be prevented from using these trademarks any of which could have a material adverse effect on our business. We could incur substantial costs in legal actions relating to our use of intellectual property or the use of our intellectual property rights by others, even if our defense of such suits is successful.


WE DEPEND UPON KEY PERSONNEL FOR FUTURE SUCCESS.


    Our future success will depend to a large extent on the continued contributions of Robert Polsky, our Chairman and Chief Executive Officer, and Michael Polsky, our President and Secretary. In addition, while each of these officers has signed an employment agreement with Pro Elite, the existence of such an agreement does not assure us of their continued services. Our future success and plans for growth also depend on our ability to attract, train and retain personnel in all areas of our business. The loss of the services of either of Messrs. Polsky or one or more of our other key personnel, or the inability of Pro Elite to continue to attract qualified personnel, could result in increased costs to hire replacement personnel or the inability to continue our business.


SEASONAL FLUCTUATIONS AND ECONOMIC CYCLICALITY COULD AFFECT OUR OPERATING
  RESULTS.


    Our results of operations have fluctuated and may continue to fluctuate significantly from period to period. Results of operations in any period should not be considered indicative of the results to be expected for any future period. The sale of Pro Elite's products is subject to substantial cyclical fluctuation including those resulting from general economic conditions and changes in consumer behavior. Sales tend to decline in periods of recession or uncertainty regarding future economic prospects that affect consumer spending, particularly on discretionary items. This cyclicality and any related fluctuation in consumer demand could cause our sales revenues to decline during extensive recessionary periods.


WE DEPEND ON CONSUMER PREFERENCES.


    Any change in consumer preferences or consumer interest in our products could have a material adverse effect on our business. In addition, although we believe our products have not been significantly affected by past fashion trends, changes in fashion trends could have a greater impact as we expand our product offerings. Furthermore, decisions about product designs often are made in advance of consumer acceptance. Although we attempt to manage our inventory risk through early commitments by retailers, production orders must generally be placed with manufacturers before all of a season's orders are received by us. Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, lower sales, excess inventories and lower margins.


WE HAVE NEVER DECLARED OR PAID CASH DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO.



    We currently intend to retain future earnings in our business and do not intend to pay any cash dividends on shares of our common stock in the foreseeable future. Furthermore, certain of our credit facilities prevent us from declaring or paying any dividends on our capital stock without prior written consent.

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES.



    The shares of our common stock are publicly traded, but their market is limited. We cannot be certain that this market can be sustained. Our shares have been delisted from the OTC Bulletin Board because we are not a reporting company under the Securities Exchange Act of 1934. Pro Elite does intend to become a reporting company in order for the trading of its common stock to resume on the OTC Bulletin Board. However, if we cannot maintain a market for our common stock, an investor may be unable to sell their shares at a favorable price.



OUR COMMON STOCK IS SUBJECT TO THE PENNY STOCK RULE.


    We expect trading in our securities to be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that Pro Elite has less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

    The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or
(iii) average revenue of at least $6,000,000 for the proceeding three
(3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. Our Common Stock is presently subject to the regulations on penny stocks, which could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market.


PRO ELITE IS CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS.


    Currently, Robert Polsky, the Chief Executive Officer and Michael Polsky, the President, beneficially own a substantial percentage of the outstanding Common Stock. In addition, after giving effect to the issuance to Messrs. Polsky of the 1,200,000 shares in the aggregate of our preferred stock as of the date of the offering, they will have authority to cast ten votes for each preferred share held in any action taken by the common stockholders either by consent or at a meeting. As a result, acting together they will be able to control all matters requiring approval by the shareholders of Pro Elite, including the election of directors and the amendment of our articles of incorporation, without the cooperation of other shareholders.


MANY OF OUR OUTSTANDING SHARES ARE ELIGIBLE FOR FUTURE SALE WHICH COULD HAVE A
  DILUTIVE EFFECT ON THE MARKET.



    As of April 12, 2002, we had 6,703,043 shares of common stock outstanding. On a fully diluted basis, the shares being offered by this prospectus constitute approximately 200% of such shares. Sales of a substantial number of shares of our common stock in the public market, including sales of shares under this prospectus, or the prospect of such sales, could adversely affect the market price of the common stock and our ability to raise capital in the future in the equity markets.

OUR BOARD OF DIRECTORS HAS AUTHORITY TO ISSUE PREFERRED STOCK WITHOUT FURTHER
  APPROVAL OF OUR STOCKHOLDERS.



    Our Certificate of Incorporation, as amended, permits the board of directors to designate and issue up to 12,000,000 shares of preferred stock without additional action by our shareholders. Only 1,200,000 such shares are currently issued and outstanding.


THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE ASSUMPTIONS BY US AND ARE UNCERTAIN.

    Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Pro Elite is seeking to re-establish its listing on the OTC Bulletin Board, which now requires all listed companies to be registered with the SEC under
Section 13 or 15(d) of the Securities Exchange Act of 1934 and to be current in its required filings once so registered. Our common stock currently trades on the over-the-counter "pink sheets" under the symbol PETE.


    The table below sets forth the quarterly low bid and high ask prices for our common stock for each quarter during the period from March 1, 2000 through February 28, 2002. Our shares were quoted on the OTC Bulletin Board through March 9, 2000 thereafter the prices are as quoted in the pink sheets:



                                              2001                  2002
                                       -------------------   -------------------
QUARTER                                  HIGH       LOW        HIGH       LOW
-------                                --------   --------   --------   --------
1st..................................  $ 1.00      $0.20      $5.00      $0.125
2nd..................................  $ 0.90      $0.20      $2.10      $0.10
3rd..................................  $ 1.125     $0.12      $1.05      $0.30
4th..................................  $ 5.00      $0.20      $1.25      $0.25



    The prices represented above are bid and ask prices, which represent prices between broker-dealers, do not include retain mark-ups, mark-downs or any commissions to broker-dealers and may not reflect prices in actual transactions. Effective January 13, 2001, we effected a 1:6 reverse split of our common stock. The prices quoted above for periods prior to that date have been adjusted to give effect to the reverse split. As of August 30, Pro Elite had approximately 46 holders of record.


    We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of November 30, 2001. The table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.



                                                              NOVEMBER 30,
                                                                  2001
                                                              -------------
Short-term debt.............................................   $   124,237 (1)
                                                               -----------
Long-term debt..............................................       519,155 (2)
                                                               -----------
Stockholders' deficiency
  Series A Preferred stock, par value $.0001 per share;
    authorized--12,000,000 shares; issued and
    outstanding--1,200,000 shares...........................           120
  Common stock, par value $.0001 per share;
    authorized--50,000,000 shares; issued and
    outstanding--1,703,043 shares...........................           170
Additional paid-in capital..................................     2,439,315
Subscription receivable for 1,200,000 shares of Series A
  Preferred Stock...........................................      (576,000)
Accumulated deficit.........................................    (2,389,005)
                                                               -----------
      Total stockholders' deficiency........................      (525,400)
                                                               -----------
      Total capitalization..................................   $   117,992
                                                               ===========


------------------------


(1) Excludes accounts payable and accrued expenses of $296,349.



(2) Excludes $28,000 of accrued interest.

                            SELECTED FINANCIAL DATA


    The following selected financial data has been derived from the financial statements of Pro Elite as of and for the nine months ended November 30, 2001 and for the years ended February 28, 2001 and February 29, 2000. The following selected financial data should be read in conjunction with and are qualified in their entirety by Pro Elite's audited and unaudited Financial Statements and the notes thereto as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                           FOR THE NINE
                                                              MONTHS           FOR THE YEAR ENDED
                                                               ENDED       ---------------------------
                                                           NOVEMBER 30,    FEBRUARY 28,   FEBRUARY 29,
                                                               2001            2001           2000
                                                           -------------   ------------   ------------
                                                            (UNAUDITED)
OPERATING DATA
Sales....................................................     $ 681,088     $1,250,112     $1,668,680
Cost of Sales............................................       555,312        996,826      1,419,516
Operating expenses.......................................       616,370        904,448        911,016
Loss from operations.....................................      (490,594)      (651,162)      (661,852)
Income from litigation settlement........................       621,685(1)          --             --
Interest expense.........................................       506,796(1)      63,482         64,779
Extraordinary gain.......................................        61,754(1)          --         38,500
Net loss.................................................     $(313,951)    $ (714,644)    $ (688,131)
Basic net loss per common share outstanding..............     $   (0.22)(1)  $    (1.25)        (1.38)(2)
Basic weighted average number of shares of common stock
  outstanding............................................     1,420,952        572,298        497,355
BALANCE SHEET DATA
Current assets...........................................       373,799        642,688        875,684
Total assets.............................................       442,341        728,655      1,060,003
Current liabilities......................................       420,586      1,247,597        619,387
Long-term liabilities....................................       547,155        310,757              0
Stockholders' equity (deficiency)........................      (525,400)      (829,699)       440,616
Working Capital (deficit)................................       (46,787)      (604,909)       256,297


------------------------


(1) Includes $.44 per share applicable to income from litigation settlement, $.04 per share applicable to extraordinary gain and $.32 per share applicable to a $450,000 charge for beneficial conversion rights.



(2) Includes $.08 per share applicable to extraordinary gain.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

GENERAL

    Our business is the marketing of branded apparel. The two primary distribution channels we have developed are (1) the sale of sports branded apparel through a license with Collegiate Licensing, and (2) the sale of corporate branded apparel through contacts with individual companies. In keeping with our corporate strategy we seek to develop new sports licenses and to implement new product presentations for corporate branded apparel.

    We are investigating branding licenses with additional sports organizations and intend to seek licenses with such sports associations where research indicates that a market for branded apparel exists. As we identify specific potential markets for sports branded apparel, we intend to seek out new licenses. For those licenses that do not perform we plan either to terminate the licenses or allow them to expire. Pro Elite's new marketing strategies for corporate apparel will continue to focus on providing our corporate clients with appropriate casual wear suitable for today's corporate casual look, in addition to casual wear that will carry the client's name into corporate sponsored extracurricular activities such as golf tournaments. However, there can be no assurance that our corporate strategies can be successfully executed or that increased revenues will result from these strategies. Consumer tastes and preferences may not be attracted to Pro Elite's licensed brands, and our corporate branding strategy may not result in improved sales.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES



    Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to accounts receivable, inventories, property and equipment, stock based compensation, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.



    Note 2 of the notes to financial statements included elsewhere in this prospectus sets forth the principal accounting policies, assumptions and bases for estimates used in preparing our financial statements are summarized below.



REVENUE RECOGNITION



    Sales are recognized when the earnings process is complete and collectibility is assured, which is usually when the goods are shipped to customers. The Company closely monitors the extension of credit to its customers while maintaining appropriate allowances for potential credit losses.



INVENTORIES



    Inventories, consisting primarily of raw materials (apparel that has not been embroidered) are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Management monitors and periodically reviews inventory quantities and agings and when appropriate inventory is sold at lower than normal margins in order to reduce the levels of excess on older goods.

FURNITURE AND EQUIPMENT



    Furniture and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to seven years.



INCOME TAXES



    As of November 30, 2001, we had net operating loss carryforwards of approximately $1,672,000 available to reduce future federal and state taxable income which, if not used, will expire at various dates through February 28, 2020.



    As of November 30, 2001, our deferred tax assets consisted of the effects of temporary differences attributable to the following:




Net operating loss carryforwards............................  $ 669,000
Allowance for doubtful accounts.............................     12,000
Valuation of inventories....................................     30,000
                                                              ---------
                                                                711,000
Less valuation allowance....................................   (711,000)
  Total.....................................................  $      --
                                                              =========



    Due to the uncertaintities related to, among other things, the changes in the ownership of Pro Elite, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of our future taxable income, we offset the deferred tax assets by an equivalent valuation allowance as of November 30, 2001.



ADVANCES TO OFFICERS



    As of November 30, 2001, we had receivables of $56,970 from officers that were noninterest bearing and due on demand. Management believes that the advances will be repaid prior to November 30, 2002.



    ADVANCES FROM RELATED PARTY



    As of November 30, 2001, we had received advances from a related party totalling $37,430 that were non-interest bearing and due on demand.



RESULTS OF OPERATIONS



    As of March 31, 2001, our license agreement with National Football League Properties expired. This license accounted for more than 50% of our sales during fiscal 2001 and approximately 70-75% of our sales during fiscal 2000. As part of a litigation settlement with NFL Properties, we agreed to liquidate our NFL branded merchandise by June 30, 2001. In order to do so, we had to sharply reduce our sale prices for this merchandise. This affected our sales, costs of sales and net loss for fiscal 2001 and for the nine months ended November 30, 2001.



NINE MONTHS ENDED NOVEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED
  NOVEMBER 30, 2000



    Sales decreased $232,426 (25%) to $681,088 for the nine months ended November 30, 2001 from $913,514 for the nine months ended November 30, 2000. The decrease was partially due to reduced pricing on NFL branded sportswear in our effort to liquidate the line prior to the deadline imposed by the litigation settlement.

    Cost of sales decreased $31,025 (5.3%) to $555,312 for the nine months ended November 30, 2001 from $586,337 for the nine months ended November 30, 2000. This disproportionately small decrease in cost of sales, as compared with the (25%) decrease in sales, resulted from our need to close-out our inventory of NFL merchandise prior to the deadline under our settlement with them.



    Selling, general and administrative expenses decreased $59,947 (8.9%) to $616,370 for the nine months ended November 30, 2001 from $676,317 in the nine months ended November 30, 2000. The decrease in operating expenses resulted from a reduction in the percentage commission paid to our national sales force.



INCOME FROM LITIGATION SETTLEMENT



    As explained above and in Note 11 to the Audited Financial Statements included elsewhere in this prospectus, in September 1999, we entered into a settlement agreement with NFL Properties with respect to our payment of license and royalty fees which NFL Properties claimed were owed and past due. Pursuant to the terms of the settlement agreement, we agreed with NFL Properties that if we complied with all of the terms of the license and royalty agreement through March 31, 2001, NFL Properties would waive the payment of license and royalty fees aggregating $621,685 it claimed we owed prior to the settlement. We had accrued license and royalty fees in that amount as of February 28, 2001. We complied with all of the terms of the license and royalty agreement through March 31, 2001 and, accordingly, we reversed the amount accrued and recognized an equivalent gain from the litigation settlement during the nine months ended November 30, 2001.



CHARGE FOR BENEFICIAL CONVERSION RIGHTS



    We had outstanding a 10% Convertible Promissory Note which was convertible into common stock at a conversion rate of $.045 per share when it was issued on April 12, 2001. The conversion rate was substantially below the fair value of our common stock which was approximately $.133 per share at that time. As further explained in Note 6 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus, we incurred a charge of $450,000 in the nine months ended November 30, 2001 for the beneficial conversion rights associated with the issuance of the 10% Convertible Promissory Note.



    Other interest expense increased $9,599 (20.3%) to $56,796 for the nine months ended November 30, 2001 from $47,197 for the nine months ended November 30, 2000. The increase resulted from additional debt, primarily in connection with the convertible debenture.



    We had a loss before extraordinary gain of $375,705 during the nine months ended November 30, 2001, as compared to a net loss of $396,337 for the nine months ended November 30, 2000. However, during the nine months ended
November 30, 2001, we had an extraordinary gain of $61,754 from the extinguishment of debt which reduced our net loss to $313,951.


YEAR ENDED FEBRUARY 28, 2001 COMPARED WITH YEAR ENDED FEBRUARY 29, 2000

    Sales declined $418,568 (25%) to $1,250,112 for the year ended February 28, 2001 from $1,668,680 in the year ended February 29, 2000. This decrease resulted from the loss of our NFL license and the resulting decline in sales prices on NFL branded apparel. Sales of NFL branded apparel accounted for 37% of our sales during fiscal 2000 and 45% of our sales during fiscal 2001. An additional factor resulting in reduced sales was a shift in consumer taste from sports branded apparel to designer or equipment branded apparel such as "Nike", "No Fear" and "Tommy Hilfiger".


    Cost of sales declined $422,690 (30%) to $996,826 for the year ended February 28, 2001 from $1,419,516 in the year ended February 29, 2000. This corresponded to, and resulted from, the decline in sales. In addition, as a result of the litigation settlement with the NFLP, our license expired on

March 31, 2001 although our rights to liquidate related merchandise did not terminate until June 30, 2001. Included in cost of sales for the year ended February 28, 2001 is a charge of $75,000 for the carrying value of NFLP related inventory that we estimated could not be sold.


    Selling, general and administrative expenses decreased $6,568 to $904,448 for the year ended February 28, 2001 from $911,016 in the year ended
February 29, 2000. The relatively insignificant decrease in operating expenses resulted mainly from our efforts to better combine costs.

    Interest expense declined $1,297 (2%) to $63,482 for the year ended February 28, 2001 from $64,779 for the year ended February 29, 2000. The decrease resulted from the general decline in our business which resulted in reduced borrowing against receivables and inventory.

    As a result of the foregoing factors, we experienced a net loss of $714,644 for the year ended February 28, 2001 as compared to a net loss of $688,131 for the year ended February 29, 2000. Excluding the extraordinary gain, our net operating loss was $726,631 in the year ended February 29, 2000.

LIQUIDITY AND CAPITAL RESOURCES


    We had a working capital deficit of $46,787 and a cash balance of $712 at November 30, 2001. Net cash used for our operating activities during the nine months ended November 30, 2001 was $163,104. Our working capital deficit as of February 28, 2001 was $604,909. Net cash used for our operating activities for that year was $284,331.


    Our independent auditors have included an explanatory paragraph in their report on our financial statements as of and for the year ended February 28, 2001 which states that our operations have generated recurring losses and we had working capital and stockholders' deficiencies as of February 28, 2001. Such matters raise substantial doubt about our ability to continue as a going concern.


    In April 2000 we sold 41,667 shares of our common stock for a total aggregate consideration of $100,000, or $2.40 per share. We sold an additional 16,666 shares of common stock for aggregate consideration of $25,000, or $1.50 per share in July 2000. Since April 2000 to date, we issued 30,665 shares of common stock having a fair market value of $60,355 as compensation for services provided by various vendors, consultants, and attorneys. The number of shares stated has been adjusted to give effect to a 1:6 reverse split of our common stock effective January 13, 2001.



    On April 13, 2001, we issued an Amended and Restated 10% Convertible Promissory Note in the original principal amount of $450,000. $255,000 of the proceeds were used to make full payment in settlement of a litigation with Connecticut Bank of Commerce, formerly our primary lender. The 10% Convertible Promissory Note was convertible into common stock at a conversion rate of $.045 per share when it was issued on April 12, 2001. The conversion rate was substantially below the fair value of our common stock which was approximately $.133 per share at that time. As further explained in Note 6 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus, we incurred a charge of $450,000 in the nine months ended November 30, 2001 for the beneficial conversion rights associated with the issuance of the 10% Convertible Promissory Note. On February 15, 2002, after ongoing negotiations with the holder of the note, we reached an agreement with the holder pursuant to which he agreed to accept 5,000,000 shares of common stock in full satisfaction of the note. The 5,000,000 shares have been placed in escrow with our counsel pursuant to an escrow agreement which provides for sale of such shares in accordance with Rule 144 as they become eligible for such sale and according to the volume limitations thereunder. The proceeds of sales of these 5,000,000 shares are to be applied to pay down the note up to an amount of $500,000. Any shares remaining in escrow after payment of the $500,000 to the investor are to be returned to Pro Elite. As part of this arrangement, we have exchanged litigation releases with the holder of the note. In addition, the holder has executed a proxy with respect to his shares in favor of our current officers and directors.

    Commencing January 31, 2001, we issued 180,000 units at $0.50 per unit in a private placement pursuant to Rule 506 of Regulation D to accredited investors only. Each unit consisted of one share of the Company's common stock, one
Class A Common Stock Purchase Warrant to purchase one share of our common stock at a price of $1.25 per share until January 31, 2002 and one Class B Common Stock Purchase Warrant to purchase one share of the Company's common stock exercisable at $2.50 per share until January 31, 2002.


    In April 2001, we issued an additional 750,000 shares of common stock to a single investor at a price of $.14 per share in a private sale.

    On May 31, 2001, the Company issued 20,000 units at $0.50 per unit in a private placement pursuant to Rule 506 of Regulation D to one accredited investor only. Each unit consisted of one share of the Company's common stock, one Class C Common Stock Purchase Warrant to purchase one share of our common stock at a price of $1.25 per share until May 31, 2002 and one Class D Common Stock Purchase Warrant to purchase one share of the Company's common stock exercisable at $2.50 per share until May 31, 2002.


    In August 2001, we received a $50,000 loan which bears interest at 10%. The loan was initially intended to mature on November 3, 2001 but was extended to May 3, 2002. In connection with such loan, the lender received warrants to purchase 25,000 shares of our common stock at $.50 per share through August 1, 2006 and options to purchase 250,000 shares of our common stock at $.20 per share, also through August 1, 2006. The value of the warrants and options of $8,250 was charged to interest expense for the nine months ended November 30, 2001.



    In September 2001, we received $10,000 from an investor who received a note convertible into shares of our common stock at $.20 per share or, at the discretion of the noteholder, payable with 10% interest within 90 days from the date of issue.



    On November 3, 2001, the Company sold 166,666 shares of common stock for aggregate consideration of $25,000. The buyer also received warrants to purchase 166,666 shares of common stock at $.15 per share that are exercisable through December 2, 2004.



    We believe our current operations can sustain us through at least November 2002. In order to achieve our sales and marketing goals, we will need approximately $1,000,000 in additional financing. While there are no written commitments for this financing, we have verbal commitments from investors to provide us with the necessary financing. In addition, we intend to seek one or more asset-based financing arrangements.



    In order to implement our long term corporate strategy, we will need additional working capital to fund inventory necessary to support our sales initiatives. In order to meet our liquidity needs, we will have to obtain additional financing either by taking on additional debt or issuing additional equity. We believe that if we are able to re-list our common stock on the OTC Bulletin Board, this will significantly enhance our ability to obtain funding through the issuance of equity securities. We cannot be certain that we will obtain funds necessary to support our corporate strategy or that if funded, that strategy will succeed. In the event funds are not available, we intend to focus on increasing sales for self-funding and implementing our strategic plan on a reduced scale. No assurance can be given that we will be able to achieve profitability through increased sales or self-funding our strategy.


OUR STRATEGY


    In response to the sales decline, our strategy is to increase sales by focusing on making up for lost marketing opportunities with NFL branded apparel, bringing in new licensed brands and expanding our branded corporate apparel market. This strategy is contingent on a number of factors that may not occur and no assurance can be made that sales in the next fiscal year will improve. Factors that could adversely affect sales would be a lack of customer acceptance of our branded apparel and a lack of working capital to secure the necessary finished product to make sales. See "Liquidity and Capital Resources."

                                    BUSINESS

INTRODUCTION


    Pro Elite was founded in 1992 by Bob and Michael Polsky. Both had experience in the apparel business and in the "branded apparel" business (described below) and sought to develop their own business. Pro Elite is a New Jersey corporation with its offices located at 100 Dorigo Lane, Secaucus, New Jersey 07094. We may be reached by telephone at (201) 601-0400.


    Pro Elite is in the business of marketing premium "branded apparel" which in this context means apparel, such as shirts, hats, and sweaters, that have had a sports or corporate logo, name and/or slogan applied by means of embroidering to the apparel. We deal only in premium quality apparel which is of a higher quality of fabric and uses embroidered logos as opposed to mass merchandised apparel which exhibits pre-printed sports logos and names. We engage various contractors for the supply of apparel and then contract with other companies to apply specified embroidered logos, names and/or slogans to the apparel. Once the finished goods are delivered, we then distributes the finished product through a variety of means further discussed below.

    We have two primary markets in which we operate for branded apparel. The first market consists of the sale and distribution of apparel exhibiting licensed sports logos, names and/or slogans. The second market is the sale and distribution of apparel exhibiting corporate logos, names and/or slogans to specific corporate customers at their request.

LICENSED PRODUCTS


    In the licensed sports logos market, we work with the Collegiate Licensing Company to market apparel exhibiting the logos and names of collegiate teams associated with the Collegiate Licensing. As discussed further below in the Trademarks and Licensing section, Pro Elite contracts with Collegiate Licensing on a periodic basis for the production of collegiate branded apparel. The apparel exhibiting collegiate logos and names is directed at fans of those sports teams interested in premium quality branded apparel. Given the specialty market for this type of quality branded apparel, we concentrate on distribution through stadium shops, department stores, specialty shops, and other retailers such as the QVC television-shopping channel. Pro Elite generates less than approximately 1% of its revenues from the sale of Collegiate Licensing logo products.


    Pro Elite previously had a license agreement with NFL Properties to distribute NFL branded apparel. The license was terminated pursuant to a settlement agreement as of March 31, 2001. The NFL Properties license was a significant source of revenue for Pro Elite. However, we propose to increase business through the acquisition of additional sports franchise licenses. Pro Elite is actively seeking licenses with the National Basketball Association, and the World Wrestling Federation. However, there can be no assurance that we can obtain licenses with these organizations, or that licenses with these entities will result in significant revenues to Pro Elite.

CORPORATE PRODUCTS

    We employ the same product development process in the corporate logos market as the licensed products market. That is, the contracting for quality pieces of apparel that are then provided to a different contractor for the application of embroidered logos, names, and slogans. However, our marketing and distribution of corporate branded apparel is distinctly different from that of our licensed products market. Our strategy in the corporate branded apparel market is not directed to retail distribution for the general public. Rather, it is directed at corporations seeking to provide employees with appropriate corporate casual apparel and/or promotional branded apparel for the corporation to either sell or give away to the public. Consequently, licenses for the marketing of corporate apparel are not needed.

    We believe that the corporate branded apparel market is underserved and growing due to the advent of casual Fridays and the overall move toward causal dress in the workplace. As companies struggle to define appropriate dress codes for both the back office and those offices dealing with the public, many businesses are finding that making corporate branded apparel available to employees is the answer. Additionally, companies are discovering that branded apparel is an effective way to engage in self-promotion and advertising through Company sponsored catalogs, made available to employees and customers, and giveaways connected with sponsored media events such as golf tournaments and concerts. Regardless of the client's corporate purpose, Pro Elite seeks to be the preferred provider of premium quality corporate branded apparel.

OTHER MARKETS

    Pro Elite has entered two additional markets related to our core business of branded apparel. We have recently developed a new embroidered apparel line trademarked as "Just Hafta". The line consists of embroidered shirts featuring activities such as golf, fishing, and tennis. While we have the license to use the the Just Hafta-TM- trademark and stylized logos, we are not presently distributing any products under them. Eventually, we may market and distribute Just Hafta-TM- apparel through department stores and specialty shops, in addition to licensing other apparel marketers to produce and sell apparel using the Just Hafta-TM- trademark and stylized logos. We have also licensed our corporate name and logo to a Japanese sportswear company to be exhibited on sportswear sold in Japan. The Just Hafta-TM- and Japanese license markets do not constitute significant markets at present for Pro Elite.

DISTRIBUTION

    Distribution of our products as discussed above varies by market. The distribution of licensed branded apparel is accomplished through manufacture's representatives, direct marketing to collegiate stadium shops, college bookstores, and marketers such as the QVC shopping channel, Boise Marketing, SFX Entertainment, and Host Marriott. Marketing of corporate branded apparel is accomplished through manufacture's representatives, trade shows and direct marketing. Just Hafta is presently marketed in the same manner as licensed products. The Company also belongs to and markets through the "Specialty Advertising Trade Information Center", a national organization of approximately 35,000 distributors that sell products to corporations.

COMPETITION

    The marketing of logo embroidered apparel is keenly competitive in the United States. There are several companies that compete directly with us in several of our marketing venues from professional sports team logo apparel to corporate logo apparel. Some of these companies have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. The competition is based primarily on brand recognition, product differentiation and quality, style and production flexibility. Our future growth and financial success depend on our ability to further penetrate and expand our distribution channels. The barriers to entry in the logo embroidered apparel market are low given the various contractors available for the production of embroidered apparel and the non-exclusive nature of Pro Elite's licenses. This along with the rapid changes in consumer preferences in leisure apparel constitutes significant risk factors in our operations.

SUPPLIERS AND CUSTOMERS


    Pro Elite has established relationships with its contractors for the supply of apparel and contract embroidering. The Company's major suppliers (and the percentage of revenue attributable to such) are: Gold Seven, Inc. (50%), Amrav, Inc. (10%), Ready Made Garment Corporation (10%), and Y & Z, LLC (5%). No customer accounted for more than ten percent of our sales during fiscal 2000 or 2001 or the nine months ended November 30, 2001.

TRADEMARKS AND LICENSES

    Pro Elite has registered its name and logo as a trademark with the United States Office of Patents and Trademarks. The mark consists of Pro Elite's logo and Pro Elite's name in stylized text. Pro Elite obtained the registration on May 27, 1997. As was discussed above, Pro Elite has entered into a licensing agreement regarding this trademark with a Japanese company. The licensee has the right to use the Pro Elite trademark on athletic sportswear sold in Japan through March 15, 2005 with an option to renew.

    In February 1999, the Company was a party plaintiff in an action against the NFL Properties. The action was filed to prevent the NFL Properties from terminating the Company's license. On September 9, 1999, the parties settled the action with a new non-exclusive license agreement that ran through March 31, 2001.

    Collegiate Licensing is licensed by various colleges and universities for the purpose of sub-licensing the production of branded apparel. Pro Elite contracts with Collegiate Licensing on an as needed basis at pre-published prices from Collegiate Licensing for the production of collegiate branded apparel for those colleges and universities represented by Collegiate Licensing. Collegiate Licensing has over 100 colleges and universities that it represents for licensing purposes, many of which are the premier college sports teams of the country. Pro Elite's arrangement with Collegiate Licensing is non-exclusive.

OTHER INFORMATION

    Pro Elite's research and development activities are limited to investigations of consumer preferences to identify appropriate apparel to brand and identify markets that may exist for sports franchise branded apparel. Pro Elite also engages in limited research and development to target businesses that would be interested in corporate branded apparel. To date, Pro Elite has not invested a significant amount of funds in research and development. Pro Elite is unaware of any governmental regulations, environmental or otherwise, that would have a material effect or cost on Pro Elite. Pro Elite currently employs seven people on a full time basis.

LEGAL PROCEEDINGS

    We are not a party to any pending legal proceeding, and none of the Company's property is the subject of a pending legal proceeding.

DESCRIPTION OF PROPERTY

    The Company's principal place of business and warehouse is leased. The Company has no significant ownership interest in any real or personal property beyond normal office and warehouse equipment and furniture.

    The Company has no investments in real estate, interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities. Further, the Company has no policy respecting investments in real estate, interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.

                                   MANAGEMENT

    The following table sets forth information regarding the Company's executive officers and directors:

NAME                                          AGE      POSITION
----                                        --------   --------
Robert Polsky.............................     75      Chairman of the Board, Chief Executive
                                                         Officer and Director
Michael Polsky............................     34      President, Secretary and Director

    The following is a summary of the business experience of each of our executive officers and directors:


    Robert Polsky has been the Chief Executive Officer of Pro Elite, Inc. since he co-founded it in 1992. Before starting Pro Elite with his son, Michael, Mr. Polsky was the President and founder of Cliff Engle, Ltd., a licensed product supplier to all major sports. Prior to 1984, Mr. Polsky was President of Act III and Rosemary Reid Swimwear, both were divisions of Jonathan Logan Co. In addition, Mr. Polsky also worked with Puritan Fashions, Calvin Klein Jeans Division and was President of Dianne Von Furstenburg Sportswear Division.


    Michael Polsky has been the President of Pro Elite since 1992. Prior to co-founding Pro Elite, Mr. Polsky was a Vice President of Sales for Cliff Engle, Ltd. Mr. Polsky attended Blair Academy and NorthEastern University.

EMPLOYMENT AGREEMENTS


    Messrs. Polsky have entered into Employment Agreements with Pro Elite, each dated as of January 31, 2001. The agreement for Robert Polsky is for a term of five years with automatic renewal thereafter unless either party gives the other sixty (60) days written notice. The agreement provides for a base salary of $60,000 during the first year which is subject to adjustment for subsequent years by the board of directors. The agreement also provides for a bonus of up to $30,000 for each year of the term.



    The agreement for Michael Polsky is for a term of ten years with automatic renewal thereafter unless either party gives the other sixty (60) days written notice. The agreement provides for a base salary of $125,000 during the first year which is subject to adjustment for subsequent years by the board of directors. The agreement further provides that for any year in which our revenues increase over the preceding year, Mr. Polsky's salary shall be increased by a minimum of $25,000. The agreement also provides for a bonus of up to $90,000 for each year of the term.


    Both agreements allow for participation in Pro Elite's standard benefit plans. They also contain non-competition and non-disclosure provisions.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned during Pro Elite's last three fiscal years by our Chairman and Chief Executive Officer and our President and Secretary in total annual salary and bonus:

                              ANNUAL COMPENSATION

                                                                                      OTHER ANNUAL
                                                      FISCAL     SALARY     BONUS     COMPENSATION
NAME AND PRINCIPAL POSITION                            YEAR      ($)(1)      ($)          ($)
---------------------------                          --------   --------   --------   ------------
Robert Polsky, Chairman and
Chief Executive Officer............................    2001     $ 60,000      --            --
                                                       2000       60,000
                                                       1999       60,000

Michael Polsky, President and
Secretary..........................................    2001     $125,000      --            --
                                                       2000      125,000
                                                       1999      125,000

------------------------


(1) Does not include use of automobiles provided by Pro Elite to both of Messrs. Polsky at a cost per year of approximately $7,200 for Robert Polsky and approximately $8,200 for Michael Polsky.

                     PRINCIPAL AND SELLING SECURITY HOLDERS

    The shares of common stock may be offered and sold from time to time by the shareholders or by their transferees, pledgees, donees or their successors pursuant to this prospectus. The following table sets forth certain information about the selling shareholders. Except as otherwise provided, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with Pro Elite or any of its predecessors or affiliates.

    In addition, the table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by
(i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                                                                                     SHARES
                                                       SHARES BENEFICIALLY                        BENEFICIALLY
                                                         OWNED PRIOR TO                            OWNED AFTER
                                                           OFFERING(2)                             OFFERING(2)
                                                      ---------------------     NUMBER OF      -------------------
NAME AND ADDRESS(1)                       CLASS         NUMBER     PERCENT    SHARES OFFERED    NUMBER    PERCENT
-------------------                    ------------   ----------   --------   --------------   --------   --------
Robert Polsky, Chairman of the Board,
  Chief Executive Officer and
  Director...........................  Preferred(3)      300,000      25%          --            -0-       --
                                       Common(3)       3,000,000      31%        3,000,000       -0-       --

Michael Polsky, President and
  Director...........................  Preferred(3)      900,000      75%          --            -0-       --
                                       Common(3)       9,157,197      58%        9,000,000     157,197

Nicole Polsky........................  Common            157,197     2.3%         -0-          157,197

George Bally.........................  Common          1,050,000(4)    15%       1,050,000       -0-       --

Bradley P. Barnes....................  Common            150,000(5)   2.2%         150,000       -0-       --

Cecil Diaz...........................  Common             60,000(6)    .8%          60,000       -0-

Carmine J. Russo.....................  Common             30,000(7)    .4%          30,000       -0-       --

W. Ray Wallace.......................  Common             60,000(8)    .8%          60,000       -0-       --


------------------------

(1) The address for Messrs. Robert and Michael Polsky, Nicole Polsky, George Bally and Bradley P. Barnes is c/o Pro Elite, Inc., 100 Dorigo Lane, Secaucus, New Jersey 07094.

(2) Percentage ownership is calculated for each holder on a fully diluted basis, giving effect to all shares beneficially owned and treating all such shares as issued and outstanding for purposes of the calculation. Shares beneficially owned after the offering assumes sale of all shares offered for sale by each selling shareholder.

(3) Each share of Series A Convertible Preferred Stock is convertible into ten shares of Pro Elite's common stock and its holder is entitled to ten votes per share for each matter brought before the shareholders.


(4) Includes 100,000 shares underlying Class A Common Stock Purchase Warrants and 100,000 Class B Common Stock Purchase Warrants. The Class A warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $1.25 per share, and the Class B warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $2.50 per share. The warrants are currently exercisable and expire August 31, 2002.



(5) Includes 50,000 shares underlying Class A Common Stock Purchase Warrants and 50,000 Class B Common Stock Purchase Warrants. The Class A warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $1.25 per share, and the Class B warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $2.50 per share. The warrants are currently exercisable and expire August 31, 2002.



(6) Includes 20,000 shares underlying Class A Common Stock Purchase Warrants and 20,000 Class B Common Stock Purchase Warrants. The Class A warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $1.25 per share, and the Class B warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $2.50 per share. The warrants are currently exercisable and expire August 31, 2002.



(7) Includes 10,000 shares underlying Class A Common Stock Purchase Warrants and 10,000 Class B Common Stock Purchase Warrants. The Class A warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $1.25 per share, and the Class B warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $2.50 per share. The warrants are currently exercisable and expire August 31, 2002.


(8) Includes 20,000 shares underlying Class C Common Stock Purchase Warrants and 20,000 Class D Common Stock Purchase Warrants. The Class C warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $1.25 per share, and the Class B warrants entitle the holder thereof to purchase shares of common stock at an exercise price of $2.50 per share. The warrants are currently exercisable and expire May 31, 2002.

                              PLAN OF DISTRIBUTION

    All shares to be registered pursuant to this prospectus will be sold by the selling security holders. See "Selling Security Holders." The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation,

    - block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

    - an exchange distribution in accordance with the rules of such exchange,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

    - privately negotiated transactions,

    - market sales (both long and short to the extent permitted under the federal securities laws), and

    - a combination of any such methods of sale.

    In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell those shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of common stock commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, subject to satisfaction of the requirements under the rule, rather than pursuant to this prospectus.

    From time to time, the selling stockholders may pledge their shares of common stock under the margin provisions of customer agreements. Upon default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time. Upon sales of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event a selling stockholder defaults under any customer agreement with brokers.

    To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and other facts material to the transaction.

    We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    There were no material interests, direct or indirect, of directors, executive officers or senior officers of the Company or any known associate or affiliate in any transaction during either of the Company's last two fiscal years, or in any proposed transaction, which has materially affected or would materially affect the Company or any of its subsidiaries and which is not otherwise disclosed herein.

                           DESCRIPTION OF SECURITIES


    Pro Elite is presently authorized to issue 50,000,000 shares of common stock, $.0001 par value per share. Pro Elite presently has 6,703,043 shares of common stock outstanding.


    Pro Elite is authorized to issue 12,000,000 shares of preferred stock, $.0001 par value per share with such rights and preferences as the board of directors, in its discretion, may determine. 1,200,000 of such shares are currently outstanding and held by Messrs. Robert and Michael Polsky, our Chairman and Chief Executive and our President. Because the board of directors, consisting of Messrs. Polsky, has the discretion to determine the rights and preferences of the preferred stock, this could delay, defer or prevent a change in control of Pro Elite.

    Pro Elite has appointed Computershare Investor Services 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228 as its transfer agent and registrar.

    Our shareholders do not have a preemptive right to acquire Pro Elite's unissued shares. There are no provisions, other than the Pro Elite's articles and by-laws and the New Jersey Statutes, that govern the voting of our shares. We have not to date paid any dividends on our common stock. There are no provisions, other than as may be set forth in the New Jersey Statutes, that prohibit or limit the payment of dividends.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, Pro Elite will have outstanding 19,103,043 shares of common stock, assuming exercise or conversion of only the preferred stock and warrants into shares offered and sold hereby. Of these shares, only 13,936,377 shares will be freely tradable without restriction (except for restrictions imposed by certain state regulatory authorities) or registration under the Securities Act, except that any shares purchased by an "affiliate" of Pro Elite (as defined in the rules and regulations promulgated under the Securities Act) will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining shares of outstanding Common Stock were issued and sold by Pro Elite in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Pro Elite or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.


    In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Pro Elite may sell shares of Common Stock after at least one year has elapsed since such shares were acquired from Pro Elite or an affiliate of Pro Elite. The number of shares of Common Stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding

Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

    Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Pro Elite (and who has not been an affiliate of Pro Elite for 90 days prior to the sale) and who has beneficially owned shares acquired from Pro Elite or an affiliate of Pro Elite for over two years may resell the shares of Common Stock without compliance with the foregoing requirements under Rule 144.

    No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for Pro Elite by Bondy & Schloss LLP, New York, New York.

                             CHANGE IN ACCOUNTANTS


    As of May 22, 2001, the Board of Directors of Pro Elite appointed J.H. Cohn LLP as Pro Elite's independent auditors and determined not to reappoint Mark A. Feinberg. The report of Mark A. Feinberg on the financial statements as of and for the two fiscal years ended February 29, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During Pro Elite's two most recent fiscal years preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with Mark A. Feinberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor were there any other events that required reporting under SEC regulations.


                                    EXPERTS


    The financial statements of Pro Elite as of and for the year ended
February 28, 2001, appearing in this prospectus, have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon which contains an explanatory paragraph with respect to Pro Elite's ability to continue as a going concern. The financial statements of Pro Elite for the year ended February 29, 2000, appearing in this prospectus, have been audited by Mark A. Feinberg, independent public accountant, as set forth in his report thereon. The financial statements are included in reliance upon such reports given upon the authority of each of these firms as experts in accounting and auditing.


                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

    This prospectus is a part of a registration statement on Form SB-2 we filed with the SEC under the Securities Act. This prospectus omits certain information contained in the registration statement, and we refer you to the registration statement and to the exhibits to the registration statement for additional information about the common stock and us. Upon registration we will file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's public reference rooms located at it's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the operation of public reference rooms. You can also obtain copies of this material from the SEC's Internet web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                                PRO ELITE, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Reports of Independent Accountants..........................  F-2/3

Balance Sheet February 28, 2001.............................  F-4

Statements of Operations Years Ended February 28, 2001 and
  February 29, 2000.........................................  F-5

Statements of Changes in Stockholders' Deficiency Years
  Ended February 28, 2001 and February 29, 2000.............  F-6

Statements of Cash Flows Years Ended February 28, 2001 and
  February 29, 2000.........................................  F-7

Notes to Financial Statements...............................  F-8

Condensed Balance Sheet November 30, 2001...................  F-18

Condensed Statements of Operations Nine Months Ended
  November 30, 2001 and 2000................................  F-19

Condensed Statement of Changes in Stockholders' Deficiency
  Nine Months Ended
  November 30, 2001.........................................  F-20

Condensed Statements of Cash Flows Nine Months Ended
  November 30, 2001 and 2000................................  F-21

Notes to Condensed Financial Statements.....................  F-22


                                    *  *  *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
Pro Elite, Inc.

    We have audited the accompanying balance sheet of Pro Elite, Inc. as of February 28, 2001, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Elite, Inc. as of February 28, 2001, and its results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

    The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 3 to the financial statements, the Company's operations have generated recurring losses and it had working capital and stockholders' deficiencies as of February 28, 2001. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          J.H. COHN LLP

Roseland, New Jersey
July 11, 2001, except for the effects
  of the matters described in Note 12
  as to which the date is February 15, 2002

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Pro Elite, Inc.
Secaucus, New Jersey



    I have audited the accompanying balance sheets of Pro Elite, Inc. as of February 28, 1999 and February 29, 2000 and the related statements of income, retained earnings and cash flows of Pro Elite, Inc. for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.



    I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.



    In my opinion, the financial statements referred to above fairly present, in all material respects, the results of operations and cash flows of Pro
Elite, Inc. for the year ended February 29, 2000, in conformity with accounting principles generally accepted in the United States of America.



                                          Mark A. Feinberg
                                          Certified Public Accountant


Fair Lawn, New Jersey
June 15, 2000

                                PRO ELITE, INC.

                                 BALANCE SHEET

                               FEBRUARY 28, 2001

                           ASSETS

Current assets:
  Cash......................................................  $   55,436
  Accounts receivable, net of allowance for doubtful
    accounts of $20,802.....................................     203,147
  Inventories...............................................     324,559
  Advances to officers......................................      55,543
  Other current assets......................................       4,003
                                                              ----------
    Total current assets....................................     642,688
Furniture and equipment, net of accumulated depreciation and
  amortization of $101,468..................................      41,182
Other assets................................................      44,785
                                                              ----------
    Total...................................................  $  728,655
                                                              ==========

          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $  149,944
  Accrued expenses..........................................     679,615
  Line of credit borrowings.................................     397,727
  Current portion of long-term debt.........................      20,311
                                                              ----------
    Total current liabilities...............................   1,247,597
Long-term debt, net of current portion......................     310,757
                                                              ----------
    Total liabilities.......................................   1,558,354
                                                              ----------

Commitments and contingencies

Stockholders' deficiency:
  Series A preferred stock, par value $.0001 per share;
    12,000,000 shares authorized; 1,200,000 shares issued
    and outstanding.........................................         120
  Common stock, par value $.0001 per share; 50,000,000
    shares authorized; 716,377 shares issued and
    outstanding.............................................          71
  Additional paid-in capital................................   1,821,164
  Subscription receivable for 1,200,000 shares of Series A
    preferred stock.........................................    (576,000)
  Accumulated deficit.......................................  (2,075,054)
                                                              ----------
    Total stockholders' deficiency..........................    (829,699)
                                                              ----------
    Total...................................................  $  728,655
                                                              ==========

                       See Notes to Financial Statements.

                                PRO ELITE, INC.

                            STATEMENTS OF OPERATIONS
              YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

                                                                 2001         2000
                                                              ----------   ----------
Sales.......................................................  $1,250,112   $1,668,680

Cost of sales...............................................     996,826    1,419,516
                                                              ----------   ----------
Gross profit................................................     253,286      249,164
                                                              ----------   ----------
Operating expenses:
  Selling expenses..........................................     254,820      184,919
  General and administrative expenses.......................     649,628      726,097
                                                              ----------   ----------
    Totals..................................................     904,448      911,016
                                                              ----------   ----------
Loss from operations........................................    (651,162)    (661,852)

Interest expense............................................      63,482       64,779
                                                              ----------   ----------
Loss before extraordinary item..............................    (714,644)    (726,631)

Extraordinary item--gain on extinguishment of debt..........                   38,500
                                                              ----------   ----------
Net loss....................................................  $ (714,644)  $ (688,131)
                                                              ==========   ==========
Basic loss per common share:
  Loss before extraordinary item............................  $    (1.25)  $    (1.46)

  Extraordinary gain........................................                      .08
                                                              ----------   ----------
  Net loss..................................................  $    (1.25)  $    (1.38)
                                                              ==========   ==========
Basic weighted average common shares outstanding............     572,298      497,355
                                                              ==========   ==========

                       See Notes to Financial Statements.

                                PRO ELITE, INC.
               STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
              YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

                                                             SERIES A
                                                         PREFERRED STOCK          COMMON STOCK        ADDITIONAL
                                                       --------------------   ---------------------    PAID-IN
                                                        SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL
                                                       ---------   --------   ----------   --------   ----------
Balance, March 1, 1999...............................                          2,984,152     $298     $  994,702
Net loss.............................................
                                                                              ----------     ----     ----------
Balance, February 29, 2000...........................                          2,984,152      298        994,702
Effect of 1-for-6 reverse split......................                         (2,486,773)    (249)           249
Effects of issuance of common stock in exchange for
  services...........................................                             30,665        3         60,352
Sale of shares of common stock through private
  placements.........................................                             58,333        6        124,994
Sale of units of common stock and warrants through
  private placements.................................                            130,000       13         64,987
Subscription for purchase of Series A preferred
  stock..............................................  1,200,000     $120                                575,880
Net loss.............................................
                                                       ---------     ----     ----------     ----     ----------
Balance, February 28, 2001...........................  1,200,000     $120        716,377     $ 71     $1,821,164
                                                       =========     ====     ==========     ====     ==========

                                                           SUBSCRIPTION
                                                            RECEIVABLE
                                                        FOR PREFERRED STOCK
                                                       ---------------------   ACCUMULATED
                                                        SHARES      AMOUNT       DEFICIT       TOTAL
                                                       ---------   ---------   -----------   ---------
Balance, March 1, 1999...............................                          $ (672,279)   $ 322,721
Net loss.............................................                            (688,131)    (688,131)
                                                                               -----------   ---------
Balance, February 29, 2000...........................                          (1,360,410)    (365,410)
Effect of 1-for-6 reverse split......................
Effects of issuance of common stock in exchange for
  services...........................................                                           60,355
Sale of shares of common stock through private
  placements.........................................                                          125,000
Sale of units of common stock and warrants through
  private placements.................................                                           65,000
Subscription for purchase of Series A preferred
  stock..............................................  1,200,000   $(576,000)
Net loss.............................................                            (714,644)    (714,644)
                                                       ---------   ---------   -----------   ---------
Balance, February 28, 2001...........................  1,200,000   $(576,000)  $(2,075,054)  $(829,699)
                                                       =========   =========   ===========   =========

                       See Notes to Financial Statements.

                                PRO ELITE, INC.

                            STATEMENTS OF CASH FLOWS

              YEARS ENDED FEBRUARY 28, 2001 AND FEBRUARY 29, 2000

                                                                2001        2000
                                                              ---------   ---------
Operating activities:
  Net loss..................................................  $(714,644)  $(688,131)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Provision for bad debts.................................     22,478       1,371
    Depreciation and amortization...........................     15,677      15,384
    Effects of issuance of common stock in exchange for
      services..............................................     60,355
    Gain on extinguishment of debt..........................                (38,500)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (15,481)    501,525
      Inventories...........................................    272,887     379,796
      Advances to officers..................................    (53,617)     (1,926)
      Other current assets..................................      7,945      69,310
      Other assets..........................................      9,279     (53,914)
      Accounts payable and accrued expenses.................    110,790      56,467
                                                              ---------   ---------
        Net cash provided by (used in) operating
          activities........................................   (284,331)    241,382
                                                              ---------   ---------
Investing activities--purchases of furniture and
  equipment.................................................     (8,757)    (28,286)
                                                              ---------   ---------
Financing activities:
  Net repayments of line of credit borrowings...............    (45,660)   (183,038)
  Proceeds from long-term borrowings........................    225,000
  Repayments of long-term borrowings........................    (23,279)    (47,153)
  Proceeds from sale of common stock and units of common
    stock and warrants......................................    190,000
                                                              ---------   ---------
        Net cash provided by (used in) financing
          activities........................................    346,061    (230,191)
                                                              ---------   ---------
Net increase (decrease) in cash.............................     52,973     (17,095)
Cash, beginning of year.....................................      2,463      19,558
                                                              ---------   ---------
Cash, end of year...........................................  $  55,436   $   2,463
                                                              =========   =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  62,376   $  64,112
                                                              =========   =========

                       See Notes to Financial Statements.

                                PRO ELITE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--ORGANIZATION AND BUSINESS:

       Pro Elite, Inc. (the "Company") was incorporated during 1992 in New Jersey. It is in the business of marketing and distributing premium "branded apparel" such as shirts, hats and sweaters that have a sports or corporate logo, name or slogan applied by means of embroidering to the apparel.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Use of estimates:

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("USGAAP") requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

       Revenue recognition:

           Sales are recognized when revenue is realized or becomes realizable and has been earned. In general, revenue is recognized when risk and title to the product transfers to the customer, which usually occurs at the time of shipment of the related product. Amounts billed related to shipping and handling are included in revenue.

       Inventories:

           Inventories, consisting primarily of raw materials (apparel that has not been embroidered) are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

       Furniture and equipment:

           Furniture and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from five to seven years.

       Advertising:

           The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to approximately $91,000 and $10,000 in 2001 and 2000, respectively.

       Income taxes:

           The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                                PRO ELITE, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
       Reverse split:

           The numbers of common shares and the per share amounts in these notes and the accompanying financial statements have been retroactively adjusted, where appropriate, for a 1-for-6 reverse split effected on January 13, 2001.

       Net earnings (loss) per common share:

           The Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per common share is calculated by dividing the income or loss applicable to common stock by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per common share is similar to that of basic earnings per common share, except that the income or loss applicable to common stock and the weighted average number of common shares outstanding during each period are adjusted for the effects of the assumed issuance of all potentially dilutive common shares, such as those issuable upon the exercise of warrants and the conversion of debt or preferred stock.

           Diluted earnings per share amounts have not been presented in the accompanying statement of operations for 2001 because the Company had a net loss for that year and, accordingly, the assumed effects of the exercise of outstanding warrants, adjusted for the application of the treasury stock method, and the assumed effects of the conversion of outstanding shares of preferred stock would have been anti-dilutive. Diluted earnings per share amounts have not been presented in the accompanying statement of operations for 2000 because the Company did not have any potentially dilutive common shares outstanding in that year.

       Stock based compensation:

           In accordance with Statement of Financial Accounting Standards
           No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company will recognize the cost of preferred or common shares, options, warrants and other equity instruments issued to nonemployees as consideration for services as expense over the periods in which the related services are rendered by a charge to compensation cost or another appropriate expense account and a corresponding credit to additional paid-in capital. Generally, cost will be determined based on the fair value of the equity instruments at the date of issuance. The fair value of shares, options, warrants and similar equity instruments will be estimated based on the Black-Scholes option-pricing model, which meets the criteria set forth in SFAS 123, and the assumption that all of the options or other equity instruments will ultimately vest. The effect of actual forfeitures will be recognized as they occur.

       Recent accounting pronouncements:

           The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain accounting pronouncements as of February 28, 2001 that will become effective in subsequent periods; however, management of the Company does not believe that any of

                                PRO ELITE, INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
           those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during 2001 and 2000 or that they will have a significant affect at the time they become effective.


       Segment information:



           The Company is subject to the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). Pursuant to the provisions of SFAS 131, the Company is reporting segment sales in the same format reviewed by the Company's management (the "management approach"). The Company has two primary markets in which it sells branded apparel: the licensed sports logo market and the corporate logo market. While the Company does track sales in each of these markets, it does not track the costs of such sales, as the costs are substantially the same for both markets. In addition, none of the Company's net assets are associated with a particular market.



           The net sales for each market during 2001 and 2000 were as follows:



MARKET                                            2001         2000
------                                         ----------   ----------
Licensed sports logos........................  $  537,548   $  600,725
Corporate logos..............................     712,564    1,067,955
                                               ----------   ----------
Totals.......................................  $1,250,112   $1,668,680
                                               ==========   ==========


NOTE 3--BASIS OF PRESENTATION:


       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company incurred a net loss of approximately $715,000 in 2001 and a loss before extraordinary gain of approximately $727,000 in 2000. As of February 28, 2001, the Company had a cash balance of only $55,000 and working capital and stockholders' deficiencies of $605,000 and $830,000, respectively. Sales decreased from $1,669,000 in 2000 to $1,250,000 in 2001. In addition, the Company's license agreement with National Football League Properties expired on March 31, 2001 and it agreed to liquidate all apparel embroidered with National Football League logos by June 30, 2001. Sales of such apparel accounted for 45% of the Company's total sales in 2001. Although the Company was able to reduce its working capital deficiency primarily through a settlement in, effectively, March 2001 of a portion of its obligations arising from sales of products with National Football League logos (see Note 10), management believes that, in the absence of a substantial increase in sales, it is probable that the Company will continue to incur losses from operations and negative cash flows from operating activities through at least February 28, 2002 and that the Company will need to obtain additional equity or debt financing and/or extend the due dates of or restructure some of its obligations to be able to sustain its operations until it can achieve profitability. Such matters raise substantial doubt about the Company's ability to continue as a going concern.


       Management believes that the commercial success and profitability of the Company will depend primarily on whether the Company can increase sales by making potential corporate customers aware of its ability to develop and distribute premium apparel with corporate logos

                                PRO ELITE, INC.

NOTE 3--BASIS OF PRESENTATION: (CONTINUED) and developing a proprietary line of sportswear. To enable the Company to sustain its operations through at least February 28, 2002 and, ultimately, complete its marketing and development program and achieve profitability, management plans to: (i) seek additional financing for the Company through private sales of debt and equity securities, loans from financial institutions and/or investments by strategic partners in joint ventures established to sell mer-chandise developed by the Company,
       (ii) issue equity securities in lieu of cash to pay for certain services provided to the Company and/or (iii) seek the extension of due dates of certain obligations of the Company. However, management cannot assure that the Company will be able to obtain any additional equity or debt financing or extend the due dates of or restructure any of its obligations and, accordingly, management cannot assure that the Company will be able to sustain its operations through at least February 28, 2002.

       The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4--ADVANCES TO OFFICERS:

       As of February 28, 2001, the Company had receivables of $55,543 from officers that were noninterest bearing and due on demand. Management believes that the advances will be repaid prior to February 28, 2002.

NOTE 5--FURNITURE AND EQUIPMENT:

       Furniture and equipment consisted of the following at February 28, 2001:

                                                          ESTIMATED
                                                           USEFUL
                                                            LIVES      AMOUNT
                                                          ---------   --------
Furniture...............................................  7 years     $ 41,283
Computer hardware.......................................  5 years       43,995
Equipment...............................................  5 years       27,064
Computer software.......................................  5 years       30,308
                                                                      --------
                                                                       142,650
Less accumulated depreciation and amortization..........               101,468
                                                                      --------
  Total.................................................              $ 41,182
                                                                      ========

NOTE 6--REVOLVING LINE OF CREDIT:

       As of February 28, 2001, the Company had outstanding borrowings of $397,727 under a line of credit provided by a bank that was due to expire on January 31, 2001. The agreement with the bank originally provided for borrowings based on specified percentages of the Company's accounts receivable and inventories up to a maximum of $600,000, with interest payable at 2.5% above the prime interest rate. Since, among other things, the Company did not repay the outstanding borrowings as of the scheduled expiration date, it was in default under the terms of the agreement and, as a result, the interest rate increased to 5.5% above the prime rate, an effective rate of 15.25% at February 28, 2001. On April 2, 2001, the Company and the bank

                                PRO ELITE, INC.

NOTE 6--REVOLVING LINE OF CREDIT: (CONTINUED) entered into a settlement agreement with respect to the amount payable by the Company (see Note 12).

NOTE 7--LONG-TERM DEBT:

       Long-term debt consisted of the following at February 28, 2001:

Notes payable in installments through:
  January 1, 2003 (A).......................................  $ 42,016
  August 23, 2003 (B).......................................    59,500
Advances payable (C)........................................   225,000
Other notes payable.........................................     4,552
                                                              --------
                                                               331,068
Less current portion........................................    20,311
                                                              --------
Long-term portion...........................................  $310,757
                                                              ========

       (A) The remaining balance of the note is payable in varying monthly installments of principal and interest ranging from $1,000 to $5,000 and a final installment of approximately $31,000 on January 1, 2003. The note was issued to an investor (the "First Investor") to settle disputes related to an obligation that arose prior to March 1, 1999 when the First Investor made a noninterest bearing advance of $50,000 to the Company with the understanding that the amount advanced would be convertible into shares of the Company's common stock pursuant to terms that would be subsequently negotiated, but without any formal agreement as to the specific terms related to the conversion rate or eventual repayment if the obligation was not converted. The Company is accounting for the excess of the amounts to be paid pursuant to the settlement agreement over the amount originally advanced prospectively as interest expense. Based on the repayment terms set forth in the settlement agreement, the note bears an effective interest rate of 41.8%.

       (B) The remaining balance of this noninterest bearing note is payable in monthly installments of $1,000 and a final installment of $29,500 on August 23, 2003. The note was issued with an original principal balance of $126,500 in September 1999 to a lender to settle disputes related to the repayment of an obligation that arose prior to March 1, 1999 when the lender made a noninterest bearing loan of $165,000 to the Company that had no specific due date. Under USGAAP, the excess of the principal balance of the original loan over the principal balance of the note issued as a result of the debt restructuring which totaled $38,500 is reflected as an extraordinary gain on extinguishment of debt in the accompanying 2000 statement of operations, and there are no charges to interest expense in periods subsequent to the restructuring.

       (C) During the year ended February 28, 2001, another investor (the "Second Investor") made a $225,000 advance to the Company with an initial understanding that the amount advanced would be convertible into shares of the Company's common stock pursuant to terms that would be subsequently negotiated, but without any formal agreement at the time of the advance and as of February 28, 2001 as to the specific terms related to, among other things, the conversion rate.

                                PRO ELITE, INC.

NOTE 7--LONG-TERM DEBT: (CONTINUED)
          As explained in Note 12, on April 12, 2001, the Second Investor made another $225,000 advance to the Company (the total advances of $450,000 are referred to herein as the "Advances Payable"), and the Company and the Second Investor reached an agreement pursuant to which the Company issued a note to the Second Investor in the principal amount of $450,000 that was supposed to: (i) be convertible into common stock at any time at a conversion rate of $.045 per share, (ii) bear interest at 10% payable through the issuance of shares of common stock based on a conversion rate of $.045 per share and (iii) be converted or repaid by April 12, 2002. The Company initially agreed to prepay the interest through the issuance of 1,000,000 shares of common stock. In addition, on August 3, 2001, the Second Investor agreed to subordinate its rights to the repayment of the Advances Payable to the rights to the repayment of another note payable by the Company in exchange for the issuance of 500,000 additional shares of the Company's common stock.

          However, disputes arose between the Company and the Second Investor related to the terms of the agreement, and the Company never issued any of the 1,500,000 shares related to the payment of interest or the subordination agreement.

          As explained in Note 12, on February 15, 2002, the Company and the
           Second Investor entered into certain agreements pursuant to which the Second Investor will be entitled to receive a maximum of $500,000 as payment for the $450,000 principal balance of the Advances Payable and $50,000 of interest thereon from the gross proceeds of the sale of up to 5,000,000 shares of the Company's common stock. Pursuant to an escrow agreement, the Company agreed to transfer 5,000,000 shares to an escrow agent. The Second Investor will have the right during the escrow period to advise the escrow agent to sell shares from time to time pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act"), only at a price equal to or greater than the average between the highest bid and lowest asked price of the shares as quoted on the "pink sheets" or the OTC Bulletin Board for the five trading days preceding the sale. Certain officers and directors of the Company will hold the voting rights attributable to the escrowed shares. The escrow period will end on the earlier of the date as of which all of the shares have been sold or gross proceeds from sales of the shares total $500,000. Any shares that remain in escrow after the receipt of gross proceeds of $500,000 will be returned to the Company's treasury.

          The Company is accounting for the transactions with the Second
           Investor as a $450,000 loan with respect to which it will be required to repay the principal and up to $50,000 of interest from the proceeds of the eventual sale of shares of its common stock. The interest expense will be recorded on a straight-line basis over the period from April 12, 2001 to April 11, 2002.

          Since the Company will not be required to use current assets or incur current liabilities in the repayment of the Advances Payable, the outstanding principal balance of $225,000 as of February 28, 2001 has been classified as a noncurrent liability. The principal balance of

                                PRO ELITE, INC.

NOTE 7--LONG-TERM DEBT: (CONTINUED)
           the remainder of the Company's long-term obligations totaled $106,068 as of February 28, 2001, which is payable in the years subsequent to February 28, 2001 as follows:

     YEAR ENDING
    FEBRUARY 28,         AMOUNT
---------------------   --------
2002........            $20,311
2003........             50,257
2004........             35,500

NOTE 8--STOCKHOLDERS' EQUITY:

       Preferred stock:

           On January 30, 2001, the Company's Articles of Incorporation were amended to authorize the issuance of up to 12,000,000 shares of Series A preferred stock with a par value of $.0001 per share. Holders of Series A preferred stock are entitled to per share dividends equivalent to any dividends declared on the Company's common stock and may convert each share of Series A preferred stock at any time into ten shares of common stock. Holders of Series A preferred stock are also entitled to cast ten votes for each share of Series A preferred stock held on all matters to be voted on by the Company's common stockholders.

           On January 31, 2001, two officers of the Company entered into subscription agreements whereby they were issued a total of 1,200,000 shares of Series A preferred stock and became obligated to pay the Company aggregate consideration of $576,000 (or $.48 per share), which approximated the fair value of the Company's common stock as of the date of the agreement. The subscriptions are payable in five installments totaling $115,200 annually commencing on December 31, 2001. The officers hold the voting rights for and the rights to receive any dividends from the subscribed shares. Accordingly, the Company will include the effects of the assumed conversion of the subscribed preferred shares in its computations of fully diluted earnings per share.

       Sale of common stock:

           During 2001, the Company sold a total of 58,333 shares of common stock through private placements intended to be exempt from registration under the Act for aggregate gross proceeds of $125,000, of which $100,000 was attributable to the sale of 41,667 shares of common stock at $2.40 per share and $25,000 was attributable to the sale of 16,666 shares of common stock at $1.50 per share. The Company did not incur any material incremental costs in connection with the private placements.

           On January 31, 2001, the Company commenced an offering for the sale of up to 2,000,000 units of common stock and warrants at $.50 per unit through a private placement intended to be exempt from registration under the Act. Each unit consists of one share of common stock, one Class A warrant and one Class B warrant. Each Class A warrant is exercisable at $1.25 per share and each Class B warrant is exercisable at $2.50 per share through January 31, 2002. The warrants are redeemable at the option of the Company at $.05 per warrant upon 30-days' written notice provided the Company's common stock has a closing bid price for the 20 consecutive trading days prior to the date of notice of at least $2.50 per share with respect to the redemption of the Class A warrants and $5.00 per share with respect to the redemption of the Class B warrants. As

                                PRO ELITE, INC.

NOTE 8--STOCKHOLDERS' EQUITY: (CONTINUED)
           of February 28, 2001, the Company had received aggregate gross proceeds of $65,000 from the sale of 130,000 units (see Note 12).

           The Company did not allocate any of the proceeds from the sale of units to the value of the warrants.

       Issuance of common stock in exchange for services:

           During 2001, the Company issued 30,665 shares of common stock with an estimated aggregate fair value of $60,355 for professional and other services which was charged to general and administrative expenses.

NOTE 9--INCOME TAXES:

       As of February 28, 2001, the Company had net operating loss carryforwards of approximately $1,784,000 available to reduce future Federal and state taxable income which, if not used, will expire at various dates through February 28, 2021.

       As of February 28, 2001, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

Net operating loss carryforwards............................  $ 713,000
Allowance for doubtful accounts.............................      8,000
Valuation of inventories....................................     30,000
                                                              ---------
                                                                751,000
Less valuation allowance....................................   (751,000)
                                                              ---------
  Total.....................................................  $      --
                                                              =========

       Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets by an equivalent valuation allowance as of February 28, 2001.

       The Company had also offset the potential benefits of approximately $471,000 and $222,000 from its net deferred tax assets by equivalent valuation allowances as of February 29, 2000 and February 28, 1999, respectively. As a result of the increase in the valuation allowance of $280,000 and $249,000 during 2001 and 2000, respectively, there are no credits for income taxes reflected in the accompanying statements of operations to offset pre-tax losses.

NOTE 10--COMMITMENTS AND CONTINGENCIES:

       Employment agreements:

           On January 31, 2001, the Company entered into employment agreements with two of its officers that provide for aggregate minimum annual compensation of $185,000 for the period from February 1, 2001 through January 31, 2006 and $125,000 for the period from February 1, 2006 through January 31, 2011.

       Litigation settlement with major licensor:

           Approximately 45% and 37% of the Company's sales during 2001 and 2000, respectively, were of products embroidered with the National Football League logos pursuant to a

                                PRO ELITE, INC.

NOTE 10--COMMITMENTS AND CONTINGENCIES: (CONTINUED)
           license agreement with National Football League Properties, Inc. ("NFLP") which expired effectively on June 30, 2001.

           In September 1999, the Company entered into a settlement agreement with NFLP with respect to the payment of license and royalty fees by the Company which NFLP claimed were owed and past due. Pursuant to the terms of the settlement agreement, the Company and NFLP agreed that if the Company complied with all of the terms of the license and royalty agreement through March 31, 2001, NFLP would waive the payment of license and royalty fees aggregating $621,685 it claimed the Company owed prior to the settlement. The Company has accrued license and royalty fees in that amount as of February 28, 2001. Management believes the Company complied with all of the terms of the license and royalty agreement through March 31, 2001 and, accordingly, the Company will reverse the amount accrued and recognize an equivalent gain from the litigation settlement as of March 31, 2001. In addition, the Company recorded a $75,000 inventory reserve as of February 28, 2001 and an equivalent charge to cost of sales for the year then ended for management's estimate of the carrying value of the NFLP inventory which the Company will not be able to sell by June 30, 2001.

       Concentrations of credit risk:

           Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains cash in bank deposit accounts the balances of which, at times, may exceed Federal insurance limits (there was no such excess as of February 28, 2001). Exposure to credit risk is reduced by placing such deposits in major financial institutions and monitoring their credit ratings.

           Exposure to concentration of credit risk with respect to accounts receivable is generally limited by the Company closely monitoring the extension of credit to its customers, the short payment terms extended by the Company, the large number of customers comprising the Company's customer base and the Company's maintenance of appropriate allowances for potential credit losses.

       Facility lease:

           The Company leases its office and warehouse facilities under a noncancelable operating lease that expires on August 31, 2002 and requires monthly rental payments of $6,800. Rent expense totaled $81,600 during 2001 and 2000.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS:

       The Company's material financial instruments at February 28, 2001 for which disclosure of estimated fair value is required by certain accounting standards consisted of cash, accounts receivable, advances to officer, accounts payable, accrued expenses, line of credit borrowings and long-term debt. In the opinion of management, cash, accounts receivable, accounts payable and accrued expenses were carried at values that approximated their fair values because of their liquidity and/or their short term maturities. However management does not believe that it is practicable to estimate the fair values of (i) the advances to officers because these loans were made to related parties or (ii) the fair values of the line of credit and long-term borrowings because such obligations are subject to the terms of various settlement or restructuring agreements resulting in part from the Company's financial condition and those terms could not be obtained from any independent source.

                                PRO ELITE, INC.

NOTE 12--SUBSEQUENT EVENTS:

       On April 2, 2001, the Company and the bank that provided it with the revolving line of credit (see Note 6) entered into a settlement agreement whereby the Company was only required to repay a total of $325,000. Accordingly, the Company will recognize an extraordinary gain from the extinguishment of this debt of approximately $62,000 as of April 2, 2001 which represents the difference between the amount paid and the outstanding principal balance and accrued interest as of that date of approximately $387,000.

       As explained in Note 8, the Company commenced a private offering for the sale of up to 2,000,000 units of common stock and warrants at $.50 per unit on January 31, 2001. During the period from March 1, 2001 through April 30, 2001, the date the offering expired, the Company received aggregate gross proceeds of $25,000 from the sale of an additional 50,000 units.

       On May 31, 2001, the Company commenced another offering for the sale of up to 2,000,000 units of common stock and warrants at $.50 per unit through a private placement intended to be exempt from registration under the Act. During the period from May 31, 2001 through July 15, 2001, the date the offering expired, the Company received aggregate gross proceeds of $10,000 from the sale of 20,000 units. Each unit consists of one share of common stock, one Class C warrant and one Class D warrant. Each
       Class C warrant is exercisable at $1.25 per share and each Class D warrant is exercisable at $2.50 per share through May 31, 2002. The warrants will be redeemable at the option of the Company at $.05 per warrant upon terms equivalent to those of the Company's Class A and Class B warrants (see Note 8).

       The Company will not allocate any of the proceeds from the sale of units to the value of the warrants.

       On April 6, 2001, the Company sold 750,000 shares of common stock for aggregate cash consideration of $100,000 or $.133 per share.

       As more fully explained in Note 7, (i) on April 12, 2001, the Second Investor made another $225,000 advance to the Company increasing the total Advances Payable to $450,000; (ii) the Company and the Second Investor reached an agreement pursuant to which the Company issued a note to the Second Investor in the principal amount of the Advances Payable that was supposed to be convertible into common stock at a conversion rate of $.045 per share and bear interest at 10% payable through the issuance of 1,000,000 shares of common stock; (iii) on August 3, 2001, the Second Investor agreed to subordinate its rights to the repayment of the Advances Payable in exchange for the issuance of 500,000 additional shares of the Company's common stock; (iv) disputes arose between the Company and the Second Investor and the Company never issued any of the 1,500,000 shares related to the payment of interest or the subordination agreement; and (v) on February 15, 2002, the Company and the Second Investor entered into certain agreements pursuant to which the Second Investor will be entitled to receive a maximum of $500,000 as payment for the $450,000 principal balance of the Advances Payable and $50,000 of interest thereon from the gross proceeds of the sale of up to 5,000,000 shares of the Company's common stock subject to the terms of an escrow agreement.

                                     * * *

                                PRO ELITE, INC.

                            CONDENSED BALANCE SHEET
                               NOVEMBER 30, 2001
                                  (UNAUDITED)

                           ASSETS
Current assets:
  Cash......................................................  $       712
  Accounts receivable, net of allowance for doubtful
    accounts of $29,692.....................................      168,910
  Inventories...............................................      122,207
  Receivable from sale of common stock......................       25,000
  Advances to officers......................................       56,970
                                                              -----------
    Total current assets....................................      373,799
Furniture and equipment, net of accumulated depreciation and
  amortization of $111,797..................................       33,825
Other assets................................................       34,717
                                                              -----------
    Total...................................................  $   442,341
                                                              ===========

          LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable..........................................  $   251,733
  Accrued expenses..........................................       44,616
  Advances from related party...............................       37,430
  Other short-term borrowings...............................       60,000
  Current portion of long-term debt.........................       26,807
                                                              -----------
    Total current liabilities...............................      420,586
Long-term debt, net of current portion......................      519,155
Accrued interest............................................       28,000
                                                              -----------
    Total liabilities.......................................      967,741
                                                              -----------
Commitments and contingencies
Stockholders' deficiency:
  Series A preferred stock, par value $.0001 per share;
    12,000,000 shares authorized; 1,200,000 shares issued
    and outstanding.........................................          120
  Common stock, par value $.0001 per share; 50,000,000
    shares authorized; 1,703,043 shares issued and
    outstanding.............................................          170
  Additional paid-in capital................................    2,439,315
  Subscription receivable for 1,200,000 shares of Series A
    preferred stock.........................................     (576,000)
  Accumulated deficit.......................................   (2,389,005)
                                                              -----------
    Total stockholders' deficiency..........................     (525,400)
                                                              -----------
    Total...................................................  $   442,341
                                                              ===========

                  See Notes to Condensed Financial Statements.

                                PRO ELITE, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED NOVEMBER 30, 2001 AND 2000
                                  (UNAUDITED)

                                                                2001        2000
                                                              ---------   ---------
Sales.......................................................  $ 681,088   $ 913,514
Cost of sales...............................................    555,312     586,337
                                                              ---------   ---------
Gross profit................................................    125,776     327,177
                                                              ---------   ---------
Operating expenses:
  Selling expenses..........................................    141,416     196,952
  General and administrative expenses.......................    474,954     479,365
                                                              ---------   ---------
      Totals................................................    616,370     676,317
                                                              ---------   ---------
Loss from operations........................................   (490,594)   (349,140)
                                                              ---------   ---------
Other income (expense):
  Income from litigation settlement.........................    621,685
  Interest expense:
    Charge for beneficial conversion rights.................   (450,000)
    Other...................................................    (56,796)    (47,197)
                                                              ---------   ---------
      Totals................................................    114,889     (47,197)
                                                              ---------   ---------
Loss before extraordinary item..............................   (375,705)   (396,337)
Extraordinary item--gain on extinguishment of debt..........     61,754
                                                              ---------   ---------
Net loss....................................................  $(313,951)  $(396,337)
                                                              =========   =========
Basic loss per common share:
  Loss before extraordinary item............................  $    (.26)  $    (.70)
  Extraordinary gain........................................        .04
                                                              ---------   ---------
  Net loss..................................................  $    (.22)  $    (.70)
                                                              =========   =========
Basic weighted average common shares outstanding............  1,420,952     562,337
                                                              =========   =========

                  See Notes to Condensed Financial Statements.

                                PRO ELITE, INC.
           CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                      NINE MONTHS ENDED NOVEMBER 30, 2001
                                  (UNAUDITED)


                                                             SERIES A
                                                         PREFERRED STOCK          COMMON STOCK       ADDITIONAL
                                                       --------------------   --------------------    PAID-IN
                                                        SHARES      AMOUNT     SHARES      AMOUNT     CAPITAL
                                                       ---------   --------   ---------   --------   ----------
Balance, March 1, 2001...............................  1,200,000     $120       716,377     $ 71     $1,821,164
Sale of common stock through private placement.......                           750,000       75         99,925
Sale of units of common stock and warrants through
  private placements.................................                            70,000        7         34,993
Other sales of common stock and warrants through
  private placement..................................                           166,666       17         24,983
Effects of issuance of warrants as consideration for
  loan...............................................                                                     8,250
Effects of issuance of beneficial conversion rights
  in connection with revision of agreement related to
  advances payable...................................                                                   450,000
Net loss.............................................
                                                       ---------     ----     ---------     ----     ----------
Balance, November 30, 2001...........................  1,200,000     $120     1,703,043     $170     $2,439,315
                                                       =========     ====     =========     ====     ==========

                                                           SUBSCRIPTION
                                                            RECEIVABLE
                                                        FOR PREFERRED STOCK
                                                       ---------------------   ACCUMULATED
                                                        SHARES      AMOUNT       DEFICIT       TOTAL
                                                       ---------   ---------   -----------   ---------
Balance, March 1, 2001...............................  1,200,000   $(576,000)  $(2,075,054)  $(829,699)
Sale of common stock through private placement.......                                          100,000
Sale of units of common stock and warrants through
  private placements.................................                                           35,000
Other sales of common stock and warrants through
  private placement..................................                                           25,000
Effects of issuance of warrants as consideration for
  loan...............................................                                            8,250
Effects of issuance of beneficial conversion rights
  in connection with revision of agreement related to
  advances payable...................................                                          450,000
Net loss.............................................                            (313,951)    (313,951)
                                                       ---------   ---------   -----------   ---------
Balance, November 30, 2001...........................  1,200,000   $(576,000)  $(2,389,005)  $(525,400)
                                                       =========   =========   ===========   =========


                  See Notes to Condensed Financial Statements.

                                PRO ELITE, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED NOVEMBER 30, 2001 AND 2000
                                  (UNAUDITED)

                                                                2001        2000
                                                              ---------   ---------
Operating activities:
  Net income (loss).........................................  $(313,951)  $(396,337)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Provision for bad debts.................................      5,698       3,192
    Depreciation and amortization...........................     10,366      11,445
    Amortization of debt discount...........................      8,250
    Effects of issuance of common stock in exchange for
      services..............................................                 60,355
    Income from litigation settlement.......................   (621,685)
    Charges to interest expense for effects of issuance of
      beneficial conversion rights..........................    450,000
    Gain on extinguishment of debt..........................    (61,754)
    Changes in operating assets and liabilities:
      Accounts receivable...................................     28,539     (22,914)
      Inventories...........................................    202,352      68,429
      Advances to officers..................................     (1,427)    (10,175)
      Other current assets..................................      4,003     (22,323)
      Other assets..........................................     10,030      35,410
      Accounts payable and accrued expenses.................    116,475     149,376
                                                              ---------   ---------
        Net cash used in operating activities...............   (163,104)   (123,542)
                                                              ---------   ---------
Investing activities--purchases of furniture and equipment       (2,971)     (2,236)
                                                              ---------   ---------
Financing activities:
  Net repayments of line of credit borrowings...............   (335,973)    (43,994)
  Advances from related party...............................     37,430
  Proceeds from other short-term borrowings.................     60,000
  Proceeds from long-term borrowings........................    225,000     100,000
  Repayments of long-term borrowings........................    (10,106)    (11,245)
  Proceeds from sale of common stock and units of common
    stock and warrants......................................    135,000     125,000
                                                              ---------   ---------
        Net cash provided by financing activities...........    111,351     169,761
                                                              ---------   ---------
Net increase (decrease) in cash.............................    (54,724)     43,983
Cash, beginning of period...................................     55,436       2,463
                                                              ---------   ---------
Cash, end of period.........................................  $     712   $  46,446
                                                              =========   =========

                  See Notes to Condensed Financial Statements.

                                PRO ELITE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1--UNAUDITED CONDENSED FINANCIAL STATEMENTS:

    In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Pro Elite, Inc. (the "Company") as of November 30, 2001, its results of operations and cash flows for the nine months ended November 30, 2001 and 2000 and its changes in stockholders' deficiency for the nine months ended November 30, 2001. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("USGAAP") have been condensed or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements as of February 28, 2001 and for the years ended February 28, 2001 and February 29, 2000 and the notes to those financial statements (the "Audited Financial Statements") and the other information included elsewhere herein.

    The results of operations for the nine months ended November 30, 2001 are not necessarily indicative of the results to be expected for the year ending February 28, 2002.

NOTE 2--BASIS OF PRESENTATION:


    The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company incurred a loss before extraordinary gain of approximately $376,000 in the nine months ended November 30, 2001 and, as shown in the Audited Financial Statements, a net loss of $715,000 in the year ended February 28, 2001 and a loss before extraordinary gain of $727,000 in the year ended February 29, 2000. As of November 30, 2001, the Company had a cash balance of only $700 and working capital and stockholders' deficiencies of $47,000 and $525,000, respectively. In addition, the Company's license agreement with National Football League Properties expired on March 31, 2001 and it was required to liquidate all apparel embroidered with National Football League logos by June 30, 2001. Sales of such apparel accounted for 4% of the Company's total sales in the nine months ended November 30, 2001 and 45% and 37% of the Company's total sales in the years ended February 28, 2001 and February 29, 2000, respectively. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management believes that as a result of sales increases in each of the months in the period from December 1, 2001 through March 31, 2002 compared to the sales in the same month in the prior year the Company's results of operations and cash flows for the twelve-month period ending November 30, 2002 may improve substantially. However, management also believes that the Company may need to obtain additional equity or debt financing and/or extend the due dates of or restructure some of its obligations during the twelve-month period ending November 30, 2002.


    Management believes that the commercial success and profitability of the Company will depend primarily on whether the Company can increase sales by making potential corporate customers aware of its ability to develop and distribute premium apparel with corporate logos and developing a proprietary line of sportswear. To enable the Company to sustain its operations through at least November 30, 2002 and, ultimately, complete its marketing and development program and achieve profitability, management plans to: (i) seek additional financing for the Company through private sales of debt and equity securities, loans from financial institutions and/or investments by strategic partners

                                PRO ELITE, INC.

                                  (UNAUDITED)

NOTE 2--BASIS OF PRESENTATION: (CONTINUED) in joint ventures established to sell merchandise developed by the Company,
(ii) issue equity securities in lieu of cash to pay for certain services provided to the Company, (iii) ask the holders to convert convertible debentures issued by the Company into shares of common stock (see Notes 5 and 9 herein) and/or (iv) seek the extension of due dates of certain other obligations of the Company. However, management cannot assure that the Company will be able to obtain any additional equity or debt financing or extend the due dates of or restructure any of its obligations and, accordingly, management cannot assure that the Company will be able to sustain its operations through at least November 30, 2002.

    The accompanying unaudited condensed financial statements do not include any adjustments related to the recoverability and classification of assets or the amount and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3--NET EARNINGS (LOSS) PER COMMON SHARE:

    As explained in Note 2 to the Audited Financial Statements, the Company presents "basic" earnings (loss) per common share and, if applicable, "diluted" earnings per common share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Pursuant to SFAS 128, basic loss per share amounts were computed based on the net loss for the nine months ended November 30, 2001 and 2000 (there were no dividends applicable to outstanding shares of Series A preferred stock) and the weighted average number of common shares actually outstanding during each period.

    Diluted earnings per share amounts have not been presented in the accompanying condensed statement of operations for the nine months ended November 30, 2001 because the Company had a net loss for that period and, accordingly, the assumed effects of the exercise of outstanding warrants, adjusted for the application of the treasury stock method, and the assumed effects of the conversion of a note payable, advances payable and shares of preferred stock, would have been anti-dilutive. Diluted earnings per share amounts have not been presented in the accompanying condensed statement of operations for the nine months ended November 30, 2000 because the Company did not have any potentially dilutive common shares outstanding in that period.

NOTE 4--INCOME TAXES:

    As of November 30, 2001, the Company had net operating loss carryforwards of approximately $1,672,000 available to reduce future Federal and state taxable income which, if not used, will expire at various dates through February 28, 2022.

                                PRO ELITE, INC.

                                  (UNAUDITED)

NOTE 4--INCOME TAXES: (CONTINUED)
    As of November 30, 2001, the Company's deferred tax assets consisted of the effects of temporary differences attributable to the following:

Net operating loss carryforwards............................  $ 669,000
Allowance for doubtful accounts.............................     12,000
Valuation of inventories....................................     30,000
                                                              ---------
                                                                711,000
Less valuation allowance....................................   (711,000)
                                                              ---------
  Total.....................................................  $      --
                                                              =========

    Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets by an equivalent valuation allowance as of November 30, 2001.

    The Company had also offset the potential benefits from its net deferred tax assets by an equivalent valuation allowance during the year ended February 29, 2000. As a result of a decrease in the valuation allowance of $40,000 during the nine months ended November 30, 2001 and an increase in the valuation allowance of $186,000 during the nine months ended November 30, 2000, there are no credits for income taxes reflected in the accompanying condensed statements of operations to offset pre-tax losses.

NOTE 5--ADVANCES FROM RELATED PARTY AND OTHER SHORT-TERM BORROWINGS:

    As of November 30, 2001, the Company had received advances from a related party totaling $37,430 that were noninterest bearing and due on demand. It also had two outstanding short-term notes payable with principal balances of $50,000 and $10,000, respectively.

    The $50,000 note, which was issued on August 3, 2001 to an investor (the "Third Investor"), bears interest at 10% and was initially payable on November 3, 2001. However, the maturity date was subsequently extended to May 3, 2002. As additional consideration for the loan, the Third Investor received warrants to purchase 25,000 shares of the Company's common stock that are exercisable at $.50 per share through August 1, 2006 and options to purchase 250,000 shares of the Company's common stock that are exercisable at $.20 per share through August 1, 2006. The Company valued the warrants and options issued to the Third Investor at an estimated fair value of $8,250 based on the Black-Scholes option-pricing model. Accordingly, the Company initially increased additional paid-in capital by a total of $8,250 and reduced the carrying value of the $50,000 note by $8,250 for the debt discount attributable to the fair value of the warrants and options issued to the Third Investor. The debt discount was amortized to interest expense over the initial term of the $50,000 note.

    The $10,000 note, which was issued on September 4, 2001 to an investor (the "Fourth Investor"), bears interest at 10% and was initially payable on February 7, 2002. However, the maturity date was subsequently extended to May 7, 2002. This note is convertible into shares of common stock at any time at a conversion rate of $.20 per share.

                                PRO ELITE, INC.

                                  (UNAUDITED)

NOTE 6--LONG-TERM DEBT:

    Long-term debt consisted of the following at November 30, 2001:

Note payable in installments through:
  January 1, 2003 (A).......................................  $ 41,399
  August 23, 2003 (A).......................................    52,500
Advances payable (B)........................................   450,000
Other notes payable.........................................     2,063
                                                              --------
                                                               545,962
Less current portion........................................    26,807
                                                              --------
Long-term portion...........................................  $519,155
                                                              ========

------------------------

    (A) See Note 7 to the Audited Financial Statements.

    (B) As explained in Note 7 to the Audited Financial Statements, (i) on
       April 12, 2001, a second investor (the "Second Investor") made another $225,000 advance to the Company (the total advances of $450,000 made by the Second Investor are referred to herein as the "Advances Payable");
       (ii) the Company and the Second Investor reached an agreement pursuant to which the Company issued a note to the Second Investor in the principal amount of the Advances Payable that was supposed to be convertible into common stock at a conversion rate of $.045 per share and bear interest at 10% payable through the issuance of 1,000,000 shares of common stock;
       (iii) on August 3, 2001, the Second Investor agreed to subordinate its rights to the repayment of the Advances Payable in exchange for the issuance of 500,000 additional shares of the Company's common stock;
       (iv) disputes arose between the Company and the Second Investor and the Company never issued any of the 1,500,000 shares related to the payment of interest or the subordination agreement; and (v) on February 15, 2002, the Company and the Second Investor entered into certain agreements pursuant to which the Second Investor will be entitled to receive a maximum of $500,000 as payment for the $450,000 principal balance of the Advances Payable and $50,000 of interest thereon from the gross proceeds of the sale of up to 5,000,000 shares of the Company's common stock subject to the terms of an escrow agreement.


       Based on the selling price for shares sold on April 6, 2001 (see Note 7 herein), the Company's common stock had a fair value of approximately $.133 per share on April 12, 2001, the date the Company agreed to allow the Second Investor to convert the Advances Payable into common stock at $.045 per share. Pursuant to USGAAP, such excess constituted a beneficial conversion feature or right for which the value is measured by the difference between the aggregate conversion price and the fair value of the common stock into which the debt is convertible, multiplied by the number of shares into which the debt is convertible. Accordingly, the beneficial conversion rights attributable to the Advances Payable at the time they became convertible had an aggregate fair value of approximately $880,000, which equaled the excess of the aggregate amount the Second Investor would have received if the Second Investor had converted the Advances Payable and sold the 10,000,000 shares of common stock it would have received for approximately $1,330,000 based on the fair market value of $.133

                                PRO ELITE, INC.

                                  (UNAUDITED)

NOTE 6--LONG-TERM DEBT: (CONTINUED)

       per share on April 12, 2001 over the aggregate conversion price of $450,000. Pursuant to USGAAP, the Company was required to charge the lesser of the principal amount of the Advances Payable ($450,000) or the fair value of the Advances Payable ($880,000) to interest expense at the time the Advances Payable first became convertible. Accordingly, the Company charged $450,000 to interest expense on April 12, 2001.


NOTE 7--STOCKHOLDERS' EQUITY:

    As explained in Notes 8 and 12 to the Audited Financial Statements, on January 31, 2001, the Company commenced an offering for the sale of up to 2,000,000 units of common stock and warrants at $.50 per unit through a private placement intended to be exempt from registration under the Securities Act of 1933 (the "Act"). During the period from March 1, 2001 through April 30, 2001, the date the offering expired, the Company received aggregate gross proceeds of $25,000 from the sale of an additional 50,000 units.

    As explained in Note 12 to the Audited Financial Statements, on May 31, 2001, the Company commenced another offering for the sale of up to 2,000,000 units of common stock and warrants at $.50 per unit through a private placement intended to be exempt from registration under the Act. During the period from May 31, 2001 through July 15, 2001, the date the offering expired, the Company received aggregate gross proceeds of $10,000 from the sale of 20,000 units.

    The Company did not allocate any of the proceeds from the sale of units to the value of the warrants.

    On April 6, 2001, the Company sold 750,000 shares of common stock for aggregate cash consideration of $100,000, or $.133 per share.

    On November 3, 2001, the Company sold 166,666 shares of common stock for aggregate consideration of $25,000, or $.15 per share, which was paid in cash in December 2001. The buyer also received warrants to purchase 166,666 shares of common stock at $.15 per share that are exercisable through December 2, 2004. The Company did not allocate any of the proceeds to the value of the common stock.

                                PRO ELITE, INC.

                                  (UNAUDITED)

NOTE 7--STOCKHOLDERS' EQUITY: (CONTINUED)
    As of November 30, 2001, the Company had shares of common stock reserved for issuance as follows:

Shares issuable upon conversion of:
  $10,000 note payable at $.20 per share through May 7,
    2002....................................................      50,000
  Advances Payable (A) (B)..................................  10,000,000
  Series A preferred stock (A)..............................  12,000,000
Shares issuable upon exercise of:
  Class A warrants exercisable at $1.25 per share through
    January 31, 2002........................................     180,000
  Class B warrants exercisable at $2.50 per share through
    January 31, 2002........................................     180,000
  Class C warrants exercisable at $1.25 per share through
    May 31, 2002............................................      20,000
  Class D warrants exercisable at $2.50 per share through
    May 31, 2002............................................      20,000
  Warrants exercisable at $.15 per share through
    December 2, 2004........................................     166,666
  Warrants exercisable at $.50 per share through August 1,
    2006....................................................      25,000
  Options exercisable at $.20 per share through August 1,
    2006....................................................     250,000
                                                              ----------
    Total...................................................  22,891,666
                                                              ==========

------------------------

    (A) See Note 6 herein and Notes 7, 9 and 12 to the Audited Financial Statements.


    (B) As a result of the agreements entered into on February 15, 2002, the maximum number of shares issuable to the Second Investor in connection with the repayment of the note will be 5,000,000 shares.



NOTE 8--SEGMENT INFORMATION:



    The Company is subject to the provisions of Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131"). Pursuant to the provisions of SFAS 131, the Company is reporting segment sales in the same format reviewed by the Company's management (the "management approach"). The Company has two primary markets in which it sells branded apparel: the licensed sports logo market and the corporate logo market. While the Company does track sales in each of these markets, it does not track the costs of such sales, as the costs are substantially the same for both markets. In addition, none of the Company's net assets are associated with a particular market.



    The net sales for each market during the nine months ended November 30, 2001 and 2000 were as follows:



MARKET                                                      2001       2000
------                                                    --------   --------
Licensed sports logos...................................  $ 27,243   $411,081
Corporate logos.........................................   653,845    502,433
                                                          --------   --------
Totals..................................................  $681,088   $913,514
                                                          ========   ========

                                PRO ELITE, INC.

                                  (UNAUDITED)


NOTE 9--LITIGATION SETTLEMENT WITH MAJOR LICENSOR:



    As explained in Note 10 to the Audited Financial Statements, in
September 1999, the Company entered into a settlement agreement with National Football League Properties, Inc. ("NFLP") with respect to the payment of license and royalty fees by the Company which NFLP claimed were owed and past due. Pursuant to the terms of the settlement agreement, the Company and NFLP agreed that if the Company complied with all of the terms of the license and royalty agreement through March 31, 2001, NFLP would waive the payment of license and royalty fees aggregating $621,685 it claimed the Company owed prior to the settlement. The Company had accrued license and royalty fees in that amount as of February 28, 2001. The Company complied with all of the terms of the license and royalty agreement through March 31, 2001 and, accordingly, it reversed the amount accrued and recognized an equivalent gain from the litigation settlement during the nine months ended November 30, 2001.



NOTE 10--EXTRAORDINARY GAIN ON EXTINGUISHMENT OF DEBT:



    On April 2, 2001, the Company and the bank that provided it with the revolving line of credit (see Note 6 to the Audited Financial Statements) entered into an agreement whereby the Company was only required to repay a total of $325,000 to settle its obligation to repay the outstanding principal balance of its line of credit borrowings and the accrued interest thereon as of that date which totaled $386,754. Accordingly, the Company recognized an extraordinary gain from the extinguishment of this debt of $61,754 during the nine months ended November 30, 2001.


                                     * * *

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANY UNDERWRITER, DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

                            ------------------------

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary....................      2
Summary Historical Financial
  Data................................      4
Risk Factors..........................      5
Market for Common Equity and Related
  Stockholder Matters.................      9
Capitalization........................     10
Selected Financial Data...............     11
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     12
Business..............................     16
Management............................     19
Principal and Selling Security
  Holders.............................     21
Plan of Distribution..................     23
Certain Relationships and Related
  Transactions........................     24
Description of Securities.............     24
Shares Eligible for Future Sale.......     24
Legal Matters.........................     25
Experts...............................     25
Where You Can Find More Information
  About Us............................     25
Index to Financial Statements.........    F-1


                            ------------------------


    UNTIL       , 2002 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS
THAT BUY SELL OR TRADE THE SHARES AND WARRANTS INCLUDED IN THESE UNITS, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                PRO ELITE, INC.

                             SHARES OF COMMON STOCK
                                $.0001 PAR VALUE

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                        , 2002


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is organized under the laws of the State of New Jersey.
Section 14A:3-5 of the New Jersey Revised Statutes, in general, empowers a New Jersey corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, New Jersey law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    A New Jersey corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by New Jersey law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

    As permitted by Section 14A:3-5 of the Revised New Jersey Statutes, Article Seven of our restated certificate of incorporation provides that we will indemnify each person who is or was our director, officer, employee or agent (including the heirs, executors, administrators or estate of these individuals) or is or was serving at our request as a director, officer, employee or agent of another entity, to the fullest extent that the law permits. This indemnification is exclusive of any other rights to which any of these individuals otherwise may be entitled. The indemnification also continues after a person ceases to be a director, officer, employee or agent of our company and inures to the benefit of the heirs, executors and administrators of these individuals. Expenses (including attorneys' fees) incurred in defending any lawsuit or proceeding are also paid by us in advance of the final disposition of these lawsuits or proceedings after we receive an undertaking from the indemnified person to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by us. Article Seven further provides that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used above, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest. The Company's By-laws also provide that, to the fullest extent permitted by law, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

    INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO ANY OF THESE FOREGOING PROVISIONS, OR OTHERWISE, WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SEC SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses incurred in connection with the issuance and distribution of the securities being registered hereby expected to be incurred by the Company:

SEC registration fee...................................  $    569.63
State securities law fees and expenses.................  $     7,000
Printing and engraving expenses........................  $    35,000
Legal fees and expenses................................  $    60,000
Accounting fees and expenses...........................  $    70,000
Miscellaneous..........................................  $     5,000
                                                         -----------
  Total................................................  $177,569.63
                                                         ===========

------------------------

*   To be completed by amendment.

    All amounts in the above table are estimated except the SEC registration fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    In April 2000, the Company made a private sale of 41,667 shares of Common Stock for a total aggregate consideration of $100,000, or $2.40 per share.

    The Company sold an additional 16,666 shares of Common Stock for an aggregate consideration of $25,000, or $1.50 per share, in July 2000.


    Since April 2000 to date the Company issued 30,665 shares of common stock having a fair value of $60,355 as compensation for services provided by various vendors, consultants, and attorneys.


    All of the above issuances were performed under and in reliance on
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as each of them was made to a single investor whom the Company believes to be a sophisticated investor, and none of the issuances was in connection with any public offering. The number of shares reflected for each issuance listed above has been adjusted to give effect to a 1:6 reverse stock split of the Company's common stock as of January 13, 2001.

    Commencing January 31, 2001, the Company issued 180,000 units at $0.50 per unit in a private placement pursuant to Rule 506 of Regulation D. The Company did not engage in a general solicitation of investors in the offering and offered the units to accredited investors only. Each unit consisted of one share of the Company's common stock, one Class A Common Stock Purchase Warrant to purchase one share of our common stock at a price of $1.25 per share until January 31, 2002 and one Class B Common Stock Purchase Warrant to purchase one share of the Company's common stock exercisable at $2.50 per share until January 31, 2002.

    In April 2001, the Company issued 750,000 shares of its common stock to Mr. George Bally at a price of $.14 per share in a private sale in reliance on
Section 4(2) of the Securities Act, as the sale was to a single, sophisticated, accredited investor and not in connection with a public offering.

    On April 13, 2001, the Company issued to Mr. Joseph Blumenthal a 10% Convertible Promissory Note in the original principal amount of $450,000. The note states that it is convertible at a rate of $.045 per share into shares of the Company common stock. The Company issued this note also in reliance on
Section 4(2) of the Securities Act, as it was issued to a single investor and not in connection with a public offering.


    On May 31, 2001, the Company issued 20,000 units at $0.50 per unit in a private placement pursuant to Rule 506 of Regulation D to one accredited investor only. Each unit consisted of one share of the Company's common stock, one Class C Common Stock Purchase Warrant to purchase one share of our common stock at a price of $1.25 per share until May 31, 2002 and one Class D Common Stock Purchase Warrant to purchase one share of the Company's common stock exercisable at $2.50 per share until May 31, 2002.


    In August 2001, the Company received a $50,000 loan which bears interest at 10% and was initially intended to mature on November 3, 2001 but was extended to May 3, 2002. In connection with such loan, the Company issued to the lender warrants to purchase 25,000 shares of its common stock at $.50 per share and options to purchase 250,000 shares at $.20 per share. The options and warrants expire on August 1, 2006. The company issued these securities in reliance on
Section 4(2) of the Securities Act, as it was issued to a single investor and not in connection with a public offering.



    In September 2001, the Company received a $10,000 loan which bears interest at 10%. The loan is convertible into shares of the Company's common stock at $.20 per share. The Company issued this note in reliance on Section 4(2) of the Securities Act, as it was issued to a single investor and not in connection with a public offering.



    On November 3, 2001, the Company sold 166,666 shares of common stock for aggregate consideration of $25,000 or $.15 per share. The Buyer also receives warrants to purchase 166,666 shares of common stock of $.15 per share that are exercisable through December 2, 2004.


ITEM 27. EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
         3.1            Certificate of Incorporation, as amended**
         3.2            By-Laws**
         4.1            Specimen certificate for common stock**
         4.2            Specimen certificate for preferred stock**
         4.3            Class A Common Stock Purchase Warrant**
         4.4            Class B Common Stock Purchase Warrant**
         4.5            Class C Common Stock Purchase Warrant**
         4.6            Class D Common Stock Purchase Warrant**
         5.1            Opinion of Bondy & Schloss LLP
        10.1            Employment Agreement of Mr. Robert Polsky**
        10.2            Employment Agreement of Mr. Michael Polsky**
        10.3            Consulting Agreement by and between the Company and TK
                        Investor Relations Group Inc.**
        10.4            Consulting Agreement by and between the Company and
                        Pathfinder International Group, Inc.**
        10.5            Agreement by and between the Company and Fleer/Skybox
                        International LP.**
        16.1            Letter from Feinberg & Company regarding change in
                        accountants
        23.1            Consent of J.H. Cohn LLP
        23.2            Consent of Mark A. Feinberg
        23.3            Consent of Bondy & Schloss LLP (included as part of Exhibit
                        5.1)**


------------------------

*   To be filed by amendment.

**  Previously filed.

ITEM 28. UNDERTAKINGS


    (a) The undersigned Registrant hereby undertakes to:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

           (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) Include any additional changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each such post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, in the City of Secaucus, State of New Jersey on April 16, 2002.


                                                       PRO ELITE, INC.

                                                       By:              /s/ ROBERT POLSKY
                                                            -----------------------------------------
                                                                          Robert Polsky
                                                                  CEO AND CHAIRMAN OF THE BOARD


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to its Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      NAME                                     TITLE                      DATE
                      ----                                     -----                      ----
                                                  Chairman of the Board
               /s/ ROBERT POLSKY                    Executive Officer and Director
     --------------------------------------         (Principal Financial and         April 16, 2002
                 Robert Polsky                      Accounting Officer)

               /s/ MICHAEL POLSKY
     --------------------------------------       President, Secretary and           April 16, 2002
                 Michael Polsky                     Director